UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 8, 2005
American Real Estate Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9516	13-3398766
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 South Bedford Road, Mt. Kisco, NY 10549
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (914) 242-7700
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

      On August 12, 2005, we filed a Form 8-K under Item 2.01 to report the completion on August 8, 2005 of the purchase of substantially all the assets of WestPoint Stevens Inc. In response to parts (a) and (b) of Item 9.01 of such Form 8-K, we stated that we would file the required financial information by amendment, as permitted by Item 9.01. This Form 8-K amendment is being filed to provide the financial statements of WestPoint Stevens and pro forma financial data for American Real Estate Partners, L.P.
Section 9 — Financial Statements and Exhibits
Item 9.01     Financial Statements and Exhibits
      (a) Financial statements of businesses acquired.
      The following financial statements of WestPoint Stevens are filed on the pages listed below.

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
WestPoint Stevens Inc.
      We have audited the accompanying consolidated balance sheets of WestPoint Stevens Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, net stockholders’ deficiency, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of WestPoint Stevens Inc. and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.
      As discussed in Note 1, the Company restated its financial statements for the years ended December 31, 2003 and 2002.
      The accompanying financial statements have been prepared assuming that WestPoint Stevens Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, on June 1, 2003, the Company filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code (“chapter 11”). The Company has operated its business under the jurisdiction of chapter 11 and the United States Bankruptcy Court in the Southern District of New York (the “Bankruptcy Court”). Accordingly, substantial doubt existed regarding the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that may result from the outcome of this uncertainty. As discussed in Note 18 to the financial statements, the U.S. Bankruptcy Court approved the sale of substantially all of the Company’s assets on August 8, 2005.

/s/ Ernst & Young LLP
Atlanta, Georgia
August 3, 2005 except

Note 18 as to which
the date is August 8, 2005

WESTPOINT STEVENS INC.
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

		(As Restated)
		(Note 1)
	(In thousands, except
	share data)
ASSETS
Current Assets
Cash and cash equivalents	$10,632	$3,660
Accounts receivable, net (less allowances of $14,045 and $17,624, respectively)	210,497	243,507
Inventories, net	312,649	368,620
Prepaid expenses and other current assets	17,031	21,636

Total current assets	550,809	637,423
Property, Plant and Equipment
Land	6,747	6,746
Buildings and improvements	352,601	360,234
Machinery and equipment	983,751	1,029,532
Leasehold improvements	11,226	11,581

	1,354,325	1,408,093
Less accumulated depreciation and amortization	(834,919)	(780,637)

Net property, plant and equipment	519,406	627,456
Other Assets
Deferred financing fees, net (less accumulated amortization of $38,506 and $25,522, respectively)	1,353	12,837
Other assets	394	1,737

Total other assets	1,747	14,574

	$1,071,962	$1,279,453

See accompanying notes.

WESTPOINT STEVENS INC.
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

		(As Restated)
		(Note 1)
	(In thousands, except
	share data)
LIABILITIES AND NET STOCKHOLDERS’ DEFICIENCY
Current Liabilities
Senior Credit Facility	$483,897	$490,689
Second-Lien Facility	165,000	165,000
DIP Credit Agreement	58,149	89,017
Accrued interest payable	507	295
Accounts payable	50,038	56,198
Accrued employee compensation	53,954	26,777
Pension liabilities	14,128	24,912
Accrued customer incentives	24,737	33,047
Other accrued liabilities	35,498	30,316

Total current liabilities	885,908	916,251
Noncurrent Liabilities
Deferred income taxes and other related reserves	—	53,567
Pension liabilities	112,137	96,879
Other liabilities	33,158	36,168

Total noncurrent liabilities	145,295	186,614
Liabilities Subject to Compromise	1,087,808	1,085,186
Net Stockholders’ Deficiency
Common Stock and capital in excess of par value:
Common Stock, $.01 par value; 200,000,000 shares authorized; 71,099,649 shares issued	457,966	404,399
Accumulated deficit	(973,800)	(790,525)
Treasury stock; 21,202,240 shares at cost	(416,133)	(416,133)
Accumulated other comprehensive loss	(115,082)	(106,339)

Net stockholders’ deficiency	(1,047,049)	(908,598)
	$1,071,962	$1,279,453

See accompanying notes.

WESTPOINT STEVENS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2004	2003	2002

		(As Restated)	(As Restated)
		(Note 1)	(Note 1)
	(In thousands, except per share data)
Net sales	$1,618,684	$1,646,202	$1,811,357
Cost of goods sold	1,412,060	1,388,249	1,417,784

Gross earnings	206,624	257,953	393,573
Selling, general and administrative expenses	209,634	231,536	264,650
Restructuring and impairment charges	54,396	22,733	6,634
Goodwill impairment charge	—	46,298	—

Operating (loss) earnings	(57,406)	(42,614)	122,289
Interest expense (contractual interest of $157,013 for the year ended December 31, 2004 and $148,270 for the year ended December 31, 2003)	78,263	101,972	135,476
Other expense-net	7,826	17,606	6,592
Chapter 11 expenses	34,605	31,481	—

Loss from operations before income tax expense (benefit)	(178,100)	(193,673)	(19,779)
Income tax expense (benefit)	5,175	(10,785)	(4,276)
Net loss	$(183,275)	$(182,888)	$(15,503)

Basic and diluted net loss per common share	$(3.67)	$(3.67)	$(.31)

Basic and diluted average common shares outstanding	49,897	49,886	49,667

See accompanying notes.

WESTPOINT STEVENS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,

	2004	2003	2002

		(As Restated)	(As Restated)
		(Note 1)	(Note 1)
Cash flows from operating activities:
Net loss	$(183,275)	$(182,888)	$(15,503)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	106,799	95,335	79,225
Gain on sale of assets	(6,267)	(569)	(1,234)
Deferred income taxes	5,236	(10,899)	1,865
Non-cash component of restructuring and impairment charges	17,350	6,999	4,445
Goodwill impairment charge	—	46,298	—
Changes in assets and liabilities excluding the effect of acquisitions, dispositions and the Trade Receivables Program:
Accounts receivable	33,010	19,044	(4,815)
Inventories	55,971	123	28,449
Prepaid expenses and other current assets	1,772	(11,578)	2,886
Accrued interest payable	395	32,476	93
Accounts payable and other accrued liabilities	14,263	46,716	(7,946)
Other-net	9,065	7,594	12,174

Total adjustments	237,594	231,539	115,142

Net cash provided by operating activities	54,319	48,651	99,639

Cash flows from investing activities:
Capital expenditures	(17,748)	(18,679)	(46,231)
Net proceeds from sale of assets	8,061	631	2,024

Net cash used for investing activities	(9,687)	(18,048)	(44,207)

Cash flows from financing activities:
Senior Credit Facility:
Borrowings	—	720,333	794,581
Repayments	(6,792)	(677,439)	(854,287)
DIP Credit Agreement:
Borrowings	760,338	513,460	—
Repayments	(791,206)	(424,443)	—
Fees associated with DIP Agreement	—	(5,150)	—
Trade Receivables Program	—	(154,800)	2,200

Net cash used for financing activities	(37,660)	(28,039)	(57,506)

Net increase (decrease) in cash and cash equivalents	6,972	2,564	(2,074)
Cash and cash equivalents at beginning of year	3,660	1,096	3,170

Cash and cash equivalents at end of year	$10,632	$3,660	$1,096

See accompanying notes.

WESTPOINT STEVENS INC.
CONSOLIDATED STATEMENTS OF NET STOCKHOLDERS’ DEFICIENCY
(In thousands)

		Common
		Stock and				Accumulated
		Capital in	Treasury Stock			Other
	Common	Excess of			Accumulated	Comprehensive	Unearned
	Shares	Par Value	Shares	Amount	Deficit	Income (Loss)	Compensation	Total

Balance, December 31, 2001, (As Previously Reported)	71,000	$395,903	(21,529)	$(418,781)	$(680,789)	$(69,386)	$(5,314)	$(778,367)
Restatement (Note 1)	—	—	—	—	88,965	—	—	88,965

Balance, January 1, 2002 (As Restated) (Note 1)	71,100	395,903	(21,529)	(418,781)	(591,824)	(69,386)	(5,314)	(689,402)
Comprehensive income (loss):
Net loss (As Restated) (Note 1)	—	—	—	—	(15,503)	—	—	(15,503)
Minimum pension liability adjustment, net of tax of $16,773	—	—	—	—	—	(29,820)	—	(29,820)
Foreign currency translation adjustment	—	—	—	—	—	(2,765)	—	(2,765)
Cash flow hedges:
Net derivative gains, net of tax of $1,346	—	—	—	—	—	2,390	—	2,390

Comprehensive loss								(45,698)

Issuance of stock pursuant to Stock Bonus Plan including tax expense	—	822	72	765	—	—	—	1,587
Issuance of Restricted Stock	—	(34)	8	52	—	—	(18)	—
Amortization of compensation	—	—	—	—	—	—	1,891	1,891
Net operating loss benefit	—	12,300	—	—	—	—	—	12,300
Stock dividends pursuant to Stock Bonus Plan	—	—	—	—	(204)	—	—	(204)

Balance, December 31, 2002 (As Restated) (Note 1)	71,100	408,991	(21,449)	(417,964)	(607,531)	(99,581)	(3,441)	(719,526)
Comprehensive income (loss):
Net loss (As Restated) (Note 1)	—	—	—	—	(182,888)	—	—	(182,888)
Minimum pension liability adjustment, net of tax of $3,063	—	—	—	—	—	(5,446)	—	(5,446)
Foreign currency translation adjustment	—	—	—	—	—	2,429	—	2,429
Cash flow hedges:
Net derivative losses, net of tax of $2,104	—	—	—	—	—	(3,741)	—	(3,741)

Comprehensive loss								(189,646)

Issuance of stock pursuant to Stock Bonus Plan including tax expense	—	446	39	413	—	—	—	859
Issuance of stock pursuant to pension plan	—	(1,254)	202	1,381	—	—	—	127
Issuance of Restricted Stock, net	—	(3,784)	6	37	—	—	2,185	(1,562)
Amortization of compensation	—	—	—	—	—	—	1,256	1,256
Stock dividends pursuant to Stock Bonus Plan	—	—	—	—	(106)	—	—	(106)

Balance, December 31, 2003 (As Restated) (Note 1)	71,100	404,399	(21,202)	(416,133)	(790,525)	(106,339)	—	(908,598)
Comprehensive income (loss):
Net loss	—	—	—	—	(183,275)	—	—	(183,275)
Minimum pension liability adjustment net of tax of $4,209	—	—	—	—	—	(7,482)	—	(7,482)
Foreign currency translation adjustment	—	—	—	—	—	563	—	563
Cash flow hedges:
Net derivative losses, net of tax of $1,027	—	—	—	—	—	(1,824)	—	(1,824)

Comprehensive loss								(192,018)

Net operating loss benefit	—	53,567	—	—	—	—	—	53,567

Balance, December 31, 2004	71,100	$457,966	(21,202)	$(416,133)	$(973,800)	$(115,082)	$—	$(1,047,049)

See accompanying notes.

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies
      Business. WestPoint Stevens Inc. (the “Company”) is a manufacturer and marketer of bed and bath products, including sheets, pillowcases, comforters, blankets, bedspreads, pillows, mattress pads, towels and related products. The Company conducts its operations in the consumer home fashions (bed and bath products) industry.
      Basis of Presentation. The Company’s consolidated financial statements are prepared on a “going concern” basis. See Note 2. Chapter 11 Filing for a further discussion.
      Restatement of Financial Statements. During 2004, the Company determined that certain of its previously issued financial statements required restatement as a result of the Company’s reserve for income tax contingencies and certain other reserves being previously recorded at amounts in excess of the amounts permitted under generally accepted accounting principles. In connection with the Company’s emergence from a previous bankruptcy filing in September 1992, it applied the provisions of SOP 90-7, and recorded liabilities for certain income tax and other matters which, at such time, the Company concluded were estimable and probable of occurrence. In 2004, the Company concluded that a restatement was required due to a misapplication of accounting principles in connection with the preparation of its financial statements in prior years. Such misapplication of accounting principles led to the reserve for income tax contingencies and other reserves being overstated by $80.8 million and $4.5 million (net of income taxes of $2.8 million), respectively. As a result of these reserves initially being established with a corresponding increase to accumulated deficit (after reflecting the impact of the amortization of excess reorganization value), the restated financial statements adjust the related liabilities with a corresponding decrease to accumulated deficit. At January 1, 2002, the cumulative impact of the restatement on the Company’s accumulated deficit reduced the previously reported accumulated deficit by approximately $85.3 million. The restatement results in the need to establish valuation allowances for deferred tax assets in 2003 that previously were established in 2004. Such restatement adjustment is a non-cash activity for purposes of the statement of cash flows. See Note 6, Income Taxes.
      The Company restated its 2003 financial statements (i) to reclassify $4.0 million of translation losses, which were previously reported as a component of accumulated other comprehensive loss within net stockholders’ deficiency into earnings as a result of the permanent conversion of foreign denominated debt into US dollars (see Note 12), (ii) to reverse a fixed asset restructuring charge recorded in 2003 aggregating $37.0 million and record accelerated depreciation expense of $26.0 million in 2003 and $11.0 million in 2004 based on the remaining depreciable lives of the fixed assets (see Note 13) and (iii) to record restructuring charges related to employee termination benefits aggregating $6.1 million in 2003 that were previously recorded in 2004 (see Note 12). The Company also restated its accumulated deficit as of January 1, 2002 to reduce its workers’ compensation reserves by $3.7 million (net of income taxes of $2.3 million) with a corresponding decrease to accumulated deficit as the Company determined such reserves were overstated, and were previously recognized in 2004. The Company concluded that a restatement was required due to a misapplication of accounting principles in connection with the preparation of its financial statements in prior years.

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following tables reflect the impact of the restatements on the relevant captions from the Company’s financial statements as of and for the years December 31, 2003 and 2002 (in thousands of dollars, except per share data):
     Changes to Statements of Operations

	Year Ended December 31, 2003			Year Ended December 31, 2002

	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated

Cost of goods sold	$1,362,325	$25,924	$1,388,249	$1,417,784	$—	$1,417,784
Restructuring and impairment charge	$49,613	$(26,880)	$22,733	$6,634	$—	$6,634
Loss from operations before income tax expense (benefit)	$(194,629)	$956	$(193,673)	$(19,779)	$—	$(19,779)
Income tax expense (benefit)	$(61,345)	$50,560	$(10,785)	$(7,120)	$2,844	$(4,276)
Net loss	$(133,284)	$(49,604)	$(182,888)	$(12,659)	$(2,844)	$(15,503)
Basic and diluted net loss per common share	$(2.67)	$(1.00)	$(3.67)	$(0.25)	$(0.06)	$(0.31)
     Changes to Balance Sheets

	December 31, 2003			December 31, 2002

	As		As	As		As
	Reported	Adjustments	Restated	Reported	Adjustments	Restated

Current Assets:
Prepaid expenses and other current assets	$32,996	$(11,360)	$21,636	$33,111	$—	$33,111
Property, Plant and Equipment:
Buildings	$343,441	$16,793	$360,234	$359,395	$—	$359,395
Machinery and equipment	$1,009,367	$20,165	$1,029,532	$1,032,299	$—	$1,032,299
Accumulated depreciation	$(754,713)	$(25,924)	$(780,637)	$(700,036)	$—	$(700,036)
Current Liabilities:
Accrued employee compensation	$20,719	$6,058	$26,777	$22,623	$—	$22,623
Other accrued liabilities	$33,053	$(2,737)	$30,316	$55,676	$(3,937)	$51,739
Noncurrent Liabilities:
Deferred income taxes and other related reserves	$87,179	$(33,612)	$53,567	$158,244	$(72,812)	$85,432
Other liabilities	$45,057	$(8,889)	$36,168	$59,002	$(9,372)	$49,630
Liabilities Subject to Compromise	$1,086,869	$(1,683)	$1,085,186	$—	$—	$—
Net Stockholders’ Deficiency:
Accumulated deficit	$(827,042)	$36,517	$(790,525)	$(693,652)	$86,121	$(607,531)
Accumulated other comprehensive income (loss)	$(110,359)	$4,020	$(106,339)	$(99,581)	$—	$(99,581)
      The restatement did not result in any changes to the net cash flows from operations, investing or financing activities in the Statements of Cash Flows for the years ended December 31, 2003 and 2002, although it did impact certain components of net cash flows from operations for such years.
      As a result of the adjustments discussed above, modifications were also required to previously reported footnotes as follows: Note 2, Note 6, Note 7 and Note 14.

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Principles of Consolidation. The consolidated financial statements of the Company include the accounts of the Company and all of its subsidiaries. All material intercompany accounts and transactions have been eliminated.
      Use of Estimates. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and such differences could be material.
      Reclassifications. Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.
      Concentrations of Credit Risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.
      The Company maintains cash and cash equivalents and certain other financial instruments with various financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company’s investment strategy.
      Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company’s customer base, however, as of December 31, 2004, substantially all of the Company’s receivables were from companies in the retail industry. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral.
      Cash and Cash Equivalents. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. These investments are carried at cost, which approximates market value.
      Accounts Receivable. Accounts receivable consist primarily of trade receivables. An allowance for doubtful accounts has been established based on the Company’s collection experience and an assessment of the collectibility of specific accounts. The Company evaluates the collectibility of accounts based on a combination of factors. The allowance is adjusted when the Company becomes aware of a specific customer’s ability to meet its financial obligations or as a result of changes in the overall aging of accounts receivable. Accounts receivable are charged off against the allowance for doubtful accounts when it is probable the receivable will not be recovered.
      Inventories. Inventory costs include material, labor and factory overhead. Inventories are stated at the lower of cost or market (net realizable value). At December 31, 2004, and 2003, approximately 88.0% and 92.8%, respectively, of the Company’s inventories are valued using the “dollar value” last-in, first-out (“LIFO”) method. The remaining inventories (approximately $37.6 million and $26.6 million at December 31, 2004, and 2003, respectively) are valued using the first-in, first-out (“FIFO”) method. All inventories are valued at the lower of cost or market.
      Inventories consisted of the following (in thousands of dollars):

	December 31,

	2004	2003

Finished goods	$127,499	$144,613
Work in process	142,016	176,062
Raw materials and supplies	43,134	47,945
LIFO reserve	—	—

	$312,649	$368,620

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Property, Plant and Equipment. As a result of the adoption of Fresh Start reporting, as of September 30, 1992, property, plant and equipment were adjusted to their estimated fair values and historical accumulated depreciation was eliminated. Additions since September 30, 1992, are stated at cost.
      Depreciation is computed over estimated useful lives using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting. Depreciation expense was approximately $106.8 million, $95.3 million and $79.2 million in the years ended December 31, 2004, 2003 and 2002, respectively. See Note 13. Impairment of Long-Lived Assets and Accelerated Depreciation Expense.
      Estimated useful lives for property, plant and equipment are as follows:

Buildings and improvements	10 to 40 Years
Machinery and equipment	3 to 18 Years
Leasehold improvements	Lease Terms
      Derivatives. Statement of Financial Accounting Standard (“Statement”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statement 137 and Statement 138 requires the Company to recognize all derivative instruments on the balance sheets at fair value. These statements also establish accounting rules for hedging instruments, which depend on the nature of the hedge relationship. A fair value hedge requires that the effective portion of the change in the fair value of a derivative instrument be offset against the change in the fair value of the underlying asset, liability, or firm commitment being hedged through earnings. A cash flow hedge requires that the effective portion of the change in the fair value of a derivative instrument be recognized in Other Comprehensive Income (OCI), a component of Net Stockholders’ Deficiency, and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of a derivative instrument’s change in fair value is immediately recognized in earnings. See Note 8. Derivatives.
      Income Taxes. The Company accounts for income taxes under Statement No. 109, Accounting for Income Taxes. Under Statement 109, deferred income taxes are provided at the enacted marginal rates on the differences between the financial statement and income tax bases of assets and liabilities. See Note 6. Income Taxes.
      Pension Plans. The Company has defined benefit pension plans covering essentially all employees. The benefits are based on years of service and compensation. The Company’s practice is to fund amounts that are required by the Employee Retirement Income Security Act of 1974. See Note 4. Employee Benefit Plans — Pension Plans.
      The Company also sponsors an employee savings plan covering eligible employees who elect to participate. Participants in this plan make contributions as a percent of earnings. The Company matches certain amounts of employee contributions. See Note 4. Employee Benefit Plans — Retirement Savings Plan.
      Other Employee Benefits. The Company accounts for post-retirement and post-employment benefits in accordance with Statement No. 106, Employer’s Accounting for Post Retirement Benefits Other Than Pensions and Statement No. 112, Employer’s Accounting for Postemployment Benefits. See Note 4. Employee Benefit Plans — Other Post-Retirement Benefit Plans.
      Stock-Based Compensation. The Company grants stock options for a fixed number of shares in accordance with certain of its benefit plans. The Company accounts for stock option grants in accordance with Statement No. 123, Accounting for Stock-Based Compensation, which permits the recognition provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants if the exercise price is equal to or more than the fair value of the shares at the date of grant. Pro forma information regarding net income and earnings per share, as calculated under

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the provisions of Statement No. 123, as amended by Statement 148, are disclosed in Note 7. Net Stockholders’ Deficiency.
      Fair Value Disclosures. Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash and cash equivalents approximate its fair value due to the short maturity of these instruments.
      Accounts receivable and accounts payable: The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate their fair value due to the short maturity of these instruments.
      Long-term and short-term debt: The fair value of the Company’s outstanding debt is estimated based on the quoted market prices for the same issues where available or based on estimates by management. The fair value of the $1,707.0 million and $1,744.7 million of outstanding debt at December 31, 2004, and 2003 was approximately $533.2 million and $813.1 million, respectively.
      Goodwill and Other Intangible Assets. Effective January 1, 2002, the Company adopted the requirements of Statement No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Statement 141 includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. Statement 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. Goodwill (and intangible assets deemed to have indefinite lives) are no longer amortized but are subject to annual impairment tests in accordance with the Statement. Other intangible assets will continue to be amortized over their remaining useful lives.
      The Company applied Statement 142 beginning in the first quarter of 2002. The Company is required to test goodwill for impairment using the two-step process prescribed in Statement 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. In accordance with Statement 142, the Company was required to perform the first step of the required January 1, 2002, impairment test of goodwill by June 30, 2002. The Company completed the transitional goodwill impairment test required and determined that there was no impairment of its recorded goodwill balances at that time. The Company performed the first required annual goodwill impairment test during the fourth quarter of 2002 and further determined that there was no impairment to its recorded goodwill balances at that time.
      As a result of certain triggering events that occurred during the second quarter of 2003, including the Company filing a petition for reorganization under chapter 11 of the Bankruptcy Code (see Note 2, Chapter 11 Filing), the Company performed an interim test of the carrying amount of its goodwill in accordance with Statement No. 142. Based on a valuation of the Company’s enterprise value using quoted market prices of the Company’s debt and equity securities and the identification of qualifying intangibles, all of the Company’s goodwill was deemed to be impaired and was subsequently written off. The unamortized balance of the goodwill that was written off during the quarter ended June 30, 2003, amounted to $46.3 million and is classified separately in the accompanying consolidated statement of operations.
      Impairment of Long-Lived Assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company evaluates the recoverability of its long-lived assets and related goodwill by comparing estimated future undiscounted cash flows with the asset’s carrying amount to determine if impairment exists. Impairment, if any, is then measured by comparing carrying value to market value or is estimated based on discounted cash flow analyses. See Note 13. Impairment of Long-Lived Assets and Accelerated Depreciation Expense.
      Revenue Recognition. The Company records revenue when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the Company’s price to the customer is fixed and determinable, and collectibility is reasonably assured. Delivery is not considered to have occurred until the customer assumes the risks and rewards of ownership. Customers take delivery at the time of shipment for

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
terms designated free on board shipping point. For sales designated free on board destination, customers take delivery when the product is delivered to the customer’s delivery site. Provisions for certain rebates, sales incentives, product returns and discounts to customers are recorded in the same period the related revenue is recorded.
      The Company provides for limited product return rights to certain distributors and customers primarily for slow moving or damaged items subject to certain defined criteria. The Company monitors product returns and records a provision for the estimated amount of future returns at the time revenue is recognized based primarily on historical experience and specific notification of pending returns. Although historical product returns generally have been within expectations, there can be no assurance that future product returns will not exceed historical amounts. A significant increase in product returns could have a material impact on the Company’s operating results in future periods.
      Customer Incentives. Incentives are provided to customers primarily for new sales programs. These incentives begin to accrue when a commitment has been made to the customer and are recorded as a reduction to sales.
      Earnings Per Common Share. Basic and diluted earnings per share are calculated in accordance with Statement No. 128, Earnings per Share. Basic earnings per share is based on the weighted average number of common shares outstanding, and diluted earnings per share includes any dilutive effects of stock options and the Company’s stock bonus plan.
      Segment Information. The Company is in one business segment, the consumer home fashions business, and follows the requirements of Statement No. 131, Disclosures about Segments of an Enterprise and Related Information.
      Advertising Costs. Advertising costs are expensed as incurred and were $8.6 million, $11.1 million and $15.0 million in 2004, 2003 and 2002, respectively.
      Environmental and Legal Matters. Liabilities for environmental remediation and legal indemnification and defense costs are recognized when it is probable a liability has been incurred and the amount can be reasonably estimated. The liabilities are developed based on currently available information and reflect the participation of other potentially responsible parties, depending on the parties’ financial condition and probable contribution. The accruals are recorded at undiscounted amounts and are reflected as other liabilities on the accompanying consolidated balance sheets.
      New Accounting Pronouncements. In January 2003, the Financial Accounting Standards Board (the “FASB”) released Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). FIN 46 requires that all primary beneficiaries of Variable Interest Entities (“VIE”) consolidate that entity. FIN 46 was effective immediately for VIEs created after January 31, 2003, and to VIEs to which an enterprise obtains an interest after that date. It applied in the first fiscal year or interim period beginning after June 15, 2003, to VIEs in which an enterprise held a variable interest it acquired before February 1, 2003. In December 2003, the FASB published a revision to FIN 46 (“FIN 46R”) to clarify some of the provisions of the interpretation and to defer the effective date of implementation for certain entities. Under the guidance of FIN 46R, entities that do not have interests in structures that are commonly referred to as special purpose entities were required to apply the provisions of the interpretation in financial statements for periods ending after March 14, 2004. The Company does not have any interests in special purpose entities. Accordingly, when FIN 46R was adopted, it had no impact on the Company’s financial statements.
      On October 13, 2004, the FASB issued Statement No. 123R, Share-Based Payment, which requires all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value, and is effective for public companies (except small business issuers as defined in SEC Regulations S-B) for annual periods beginning after June 15, 2005. A calendar-year company therefore would be required

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to apply Statement No. 123R beginning January 1, 2006 and could choose to apply Statement No. 123 retroactively. The cumulative effect of adoption, if any, would be measured and recognized on January 1, 2006. The Company is currently evaluating the impact of this standard.
      Statement No. 151, Inventory costs, an Amendment of ARB No. 43, Chapter 4, amends ARB No. 43 to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of this standard.
      The FASB recently issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. Statement 154 is the result of a broader effort by the FASB to improve the comparability of cross-border financial reporting by working with the International Accounting Standards Board (IASB) toward development of a single set of accounting standards. Statement 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this Statement.
2.     Chapter 11 Filing
      On June 1, 2003 (the “Petition Date”), the Company and several of its subsidiaries (together with the Company, the “Debtors”) each commenced a voluntary case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Debtors were authorized to operate their businesses and manage their properties as debtors in possession pursuant to section 1107(a) and 1108 of the Bankruptcy Code. The Bankruptcy Court also approved, under interim order, access to $175 million in debtor in possession financing and subsequently approved, under final order, access to $300 million of debtor in possession financing for use by the Company, pursuant to a Post-Petition Credit Agreement, dated as of June 2, 2003, among WestPoint Stevens Inc. and certain of its subsidiaries, the financial institutions named therein and Bank of America, N.A. and Wachovia Bank, National Association (the “DIP Credit Agreement”).
      On June 2, 2003, the Bankruptcy Court entered a number of orders enabling the Company to continue regular operations throughout the reorganization proceeding. These orders authorized, among other things, normal payment of employee salaries, wages and benefits; continued participation in workers’ compensation insurance programs; payment to vendors for post-petition delivery of goods and services; payment of certain pre-petition obligations to customers; and continued payment of utilities.
      The Company filed a plan of reorganization on January 20, 2005 and subsequently filed an amended plan of reorganization on June 10, 2005. On August 8, 2005 the Company sold substantially all of its assets, pursuant to Section 363 of the Bankruptcy Code. See Note 18, Subsequent Events.
      On August 28, 2003, one of the Company’s foreign subsidiaries, WestPoint Stevens (Europe) Ltd., commenced an insolvency proceeding in the United Kingdom and is in the process of being liquidated, and

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
inactive subsidiaries have applied to be dissolved. The losses associated with the closure of the foreign subsidiary are estimated to total approximately $9.3 million consisting of translation losses of $4.0 million, inventory writedowns of $3.9 million and accounts receivable writedowns for claims of $1.4 million. These charges are reflected in restructuring, impairment and other charges as discussed in Note 12.

Basis of Presentation
      The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable on a going concern basis. Except as otherwise disclosed, these principles assume that assets will be realized and liabilities will be discharged in the ordinary course of business. The Company’s consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.
      The Company’s consolidated financial statements included elsewhere in this report are presented in accordance with AICPA Statement of Position 90-7 (“Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”) (“SOP 90-7”). Under chapter 11 of the Bankruptcy Code, substantially all unsecured liabilities as of the Petition Date are subject to compromise or other treatment under a plan of reorganization which must be confirmed by the Bankruptcy Court after submission to any required vote by affected parties. For financial reporting purposes, the categories of liabilities and obligations whose treatment and satisfaction are dependent on the outcome of the chapter 11 case and classified as Liabilities Subject to Compromise in the consolidated balance sheets under SOP 90-7 are identified below (in thousands):

	December 31,

	2004	2003

Senior Notes due 2005 and 2008:
Senior Notes outstanding	$1,000,000	$1,000,000
Related accrued interest	36,313	36,130
Related deferred financing fees (less accumulated amortization of $16,569 and $14,052, respectively)	(4,647)	(7,164)

Total	1,031,666	1,028,966
Accounts payable	30,669	30,700
Pension liabilities	8,394	8,394
Other accrued liabilities	17,079	17,126

Total	$1,087,808	$1,085,186

      The ultimate amount of and settlement terms for the Company’s pre-bankruptcy liabilities are subject to the ultimate outcome of its chapter 11 case and, accordingly, are not presently determinable. Pursuant to SOP 90-7, professional fees associated with the chapter 11 case are expensed as incurred and reported as reorganization costs (chapter 11 expenses). Also, interest expense is reported only to the extent that it will be paid during the pendency of the chapter 11 case or that it is probable that it will be an allowed claim. During 2004, the Company recognized charges of $34.6 million for chapter 11 expenses consisting of $12.4 million for performance bonuses under a court approved Key Employee Retention Program, $4.0 million related to the amortization of fees associated with the DIP Credit Agreement, $0.5 million in severance associated with the resignation of the Company’s former Chairman and Chief Executive Officer and $17.7 million related to fees paid to professionals retained to assist with the chapter 11 case. During 2003, the Company recognized charges of $31.5 million for chapter 11 expenses, consisting of $4.9 million related to the early termination of the Company’s Trade Receivables Program, $1.3 million in severance associated with the resignation of the Company’s former Chairman and Chief Executive Officer, $7.6 million for performance bonuses under a

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
court approved Key Employee Retention Program, $3.6 million related to the amortization of fees associated with the DIP Credit Agreement and $14.1 million related to fees payable to professionals retained to assist with the chapter 11 case.
      Assets of the Company’s subsidiaries currently excluded from the bankruptcy case total $10.6 million and $9.8 million as of December 31, 2004 and December 31, 2003, or 1.0% and 0.8% of the Company’s consolidated assets, respectively. Revenues of the subsidiaries totaled $26.5 million and $34.6 million for the years ended December 31, 2004 and December 31, 2003, or 1.6% and 2.1% of the Company’s consolidated revenues, respectively.

3.	Indebtedness and Financial Arrangements
      Indebtedness is as follows (in thousands of dollars):

	December 31,

	2004	2003

Short-term indebtedness
Senior Credit Facility	$483,897	$490,689
DIP Credit Agreement	58,149	89,017
Second-Lien Facility	165,000	165,000

	$707,046	$744,706

Short-term indebtedness classified as Liabilities Subject to Compromise
7 7/8% Senior Notes due 2005	$525,000	$525,000
7 7/8% Senior Notes due 2008	475,000	475,000

	$1,000,000	$1,000,000

      The DIP Credit Agreement consists of revolving credit loans of up to $300 million (with a sublimit of $75 million for letters of credit) with an initial term of one year and an initial maturity date of June 2, 2004. At its option, the Company may extend the term for up to two successive periods of six months each. On April 28, 2004 and November 1, 2004, the Company exercised its options to extend the DIP Credit Agreement for additional six month periods, revising the maturity date to June 2, 2005. In March 2005, the Company initiated discussions with its DIP lenders to extend the maturity date of the DIP Credit Agreement beyond June 2, 2005, and on May 17, 2005 the bankruptcy court approved an amendment to the DIP Credit Agreement extending the maturity date to the earliest to occur of December 2, 2005 or the consummation of a sale, pursuant to Section 363 of the Bankruptcy Code or pursuant to a confirmed plan of reorganization or liquidation pursuant to chapter 11 of the Bankruptcy Code. At December 31, 2004, borrowing availability under the DIP Credit Agreement was $164.0 million and consisted of a calculated borrowing base of $259.5 million less outstanding loans of $58.1 million, outstanding letters of credit of $32.3 million and other reserves of $5.0 million. The Company accrues interest on the DIP Credit Agreement pursuant to a pricing matrix which is based on average availability and adjusted quarterly. Interest is recorded based on the margin added to prime-based loans (margin of 0.25% to 1.00%) or LIBOR-based loans (margin of 2.25% to 3.00%). At December 31, 2004 the borrowing margins were 0.75% and 2.75%, respectively. The DIP Credit Agreement also has an unused line fee based on average availability and adjusted quarterly having a range of 0.375% to 0.75%. At December 31, 2004 the unused line fee was 0.625%.
      The DIP Credit Agreement contains a number of covenants, including among others, affirmative and negative covenants with respect to certain financial tests and other indebtedness, as well as restrictions against the declaration or payment of dividends, the making of certain intercompany advances and the disposition of

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
assets without consent. The DIP Credit Agreement also contains Events of Default (as defined in the DIP Credit Agreement) including among others, a failure to pay the principal and interest of the obligations when due, default with respect to any Debt (as defined in the DIP Credit Agreement) and a failure by the Company to comply with any provisions of the Financing Orders (as defined in the DIP Credit Agreement).
      At December 31, 2004, the Company was in compliance with its covenants under the DIP Agreement. The DIP Credit Agreement was paid in full subsequent to December 31, 2004. See Note 18, Subsequent Events.
      At December 31, 2004, the Company’s Senior Credit Facility with certain lenders (collectively, the “Banks”) consisted of a $592.8 million revolving credit facility (“Revolver”) subject to interim facility limitations, with a Revolver maturity date of November 30, 2004. Effective with the chapter 11 filing, additional borrowings under the Senior Credit Facility are no longer available to the Company. During 2003 the revolver commitment decreased $75.0 million as a result of scheduled commitment reductions. During 2004, the revolver commitment decreased $17.5 million as a result of a scheduled commitment reduction, and the revolver commitment and outstanding loans decreased $6.8 million as a result of certain proceeds from asset dispositions, which were used to reduce the loan balance.
      Effective March 31, 2003, the Senior Credit Facility was amended primarily to provide for an interim facility limitation and to add an unused commitment fee. At the option of the Company and effective with the last amendment to the Senior Credit Facility, interest under the Senior Credit Facility was payable monthly, either at the prime rate plus 5.25% or LIBOR plus 7.00%, compared to prime rate plus 2.75%, or LIBOR plus 4.50% in effect at December 31, 2002. Effective with the chapter 11 filing, loans under the Senior Credit Facility are no longer available to the Company. Prior to the chapter 11 filing, the Company was obligated to pay a facility fee in an amount equal to 0.50% of each Bank’s commitment under the Revolver, and an unused commitment fee in an amount equal to 1.00% of the difference between the revolver commitment and the daily outstanding loans and letters of credit. Effective with the chapter 11 filing, the Company is no longer obligated to pay a facility fee or an unused commitment fee for the Senior Credit Facility. The loans under the Senior Credit Facility are secured by the pledge of all the stock of the Company’s material subsidiaries and a first priority lien on substantially all of the assets of the Company.
      The Company had a $165.0 million Second-Lien Senior Credit Facility (“Second-Lien Facility”) with a maturity date of February 28, 2005. Effective with the Company’s chapter 11 filing, interest under the Second-Lien Facility is payable monthly, as opposed to quarterly prior to the filing, at an interest rate of prime plus 8% increasing each quarter after June 30, 2002, by .375% but in no event less than 15%. Loans under the Second-Lien Facility are secured by a second priority lien on the assets securing the existing Senior Credit Facility.
      The 7 7/8% Senior Notes due 2005 and 7 7/8% Senior Notes due 2008 (together, the “Senior Notes”) are general unsecured obligations of the Company and rank pari passu in right of payment with all existing or future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Senior Notes bear interest at the rate of 7 7/8% per annum, and prior to the Company’s chapter 11 filing were payable semi-annually on June 15 and December 15 of each year. Effective with the Company’s chapter 11 filing, interest on the Senior Notes is no longer paid or accrued. The Senior Notes are redeemable, in whole or in part, at any time at the option of the Company at 100% of the principal amount thereof plus the Make-Whole Premium (as defined) plus accrued and unpaid interest, if any, to the date of purchase. In addition, in the event of a Change of Control (as defined), the Company will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. Neither the redemption option nor the Change of Control provisions are relevant in the Company’s chapter 11 case.

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s credit agreements contain a number of customary covenants including, among others, restrictions on the incurrence of indebtedness, transactions with affiliates, and certain asset dispositions as well as limitations on restricted debt and equity payments and capital expenditures. Certain provisions require the Company to maintain certain financial ratios, a minimum interest coverage ratio, a minimum debt to EBITDA ratio, a minimum EBITDA, a minimum consolidated net worth (as defined) and a minimum availability. The Company can no longer make restricted debt and equity payments. Other than the DIP Credit Agreement, the Company was not in compliance with the covenants under its various other credit agreements, primarily as a result of the chapter 11 filing and failure to meet certain financial covenants.
      The Company, through a wholly owned “bankruptcy remote” receivables subsidiary, had a Trade Receivables Program that provided for the sale of accounts receivable on a revolving basis. The receivables subsidiary, WPS Receivables Corporation (“WPSRC”) (which is not a Debtor in the Company’s current chapter 11 case), was a qualified special purpose entity under the requirements of Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. As a result of the Company’s chapter 11 filing, the Trade Receivables Program and related Receivables Loan Agreement was terminated and no further loans would be made thereunder. Proceeds of receivables pledged to it reduced the obligations of WPSRC under the Receivables Loan Agreement. As of July 8, 2003, all outstanding loans under the Receivables Loan Agreement were paid in full from such proceeds. The Company subsequently financed its accounts receivable through borrowings under the DIP Credit Agreement. The cost of the Trade Receivables Program was charged to selling, general and administrative expenses expense in the accompanying Consolidated Statements of Operations and amounted to $2.5 million in 2003 and $4.7 million in 2002.

4.	Employee Benefit Plans

Pension Plans
      The Company has defined benefit pension plans covering essentially all employees. Benefits are based on years of service and compensation, and the Company’s practice is to fund amounts that are required by the Employee Retirement Income Security Act of 1974. Effective January 1, 2005 and as a result of the Board of Directors’ approval during 2004, the Company’s pension plans were amended to cease all future benefit accruals as part of the Company’s financial restructuring during bankruptcy. The Company uses December 31 as the measurement date of its defined benefit pension plans. See Note 18, Subsequent Events.

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following tables set forth data for the Company’s pension plans and amounts recognized in the accompanying Consolidated Balance Sheets at December 31, 2004, and 2003 (in thousands of dollars):

	Year Ended December 31,

	2004	2003

Change in benefit obligation:
Projected benefit obligation at beginning of year	$381,773	$360,333
Service cost	9,849	8,465
Interest cost	23,004	23,706
Plan amendments	—	(11,935)
Actuarial losses	17,318	33,499
Benefit payments	(30,010)	(32,295)
Curtailments	(1,906)	—

Projected benefit obligation at end of year	$400,028	$381,773

	Year Ended December 31,

	2004	2003

Change in plan assets:
Fair value of plan assets at beginning of year	$251,135	$246,433
Actual return on plan assets	24,669	35,261
Employer contributions	19,742	1,736
Benefit payments	(30,010)	(32,295)

Fair value of plan assets at end of year	$265,536	$251,135

	December 31,

	2004	2003

Funded status:
Projected benefit obligation	$(400,028)	$(381,773)
Fair value of assets	265,536	251,135

Funded status	(134,492)	(130,638)

Unrecognized amounts:
Prior service cost	—	(10,312)
Net actuarial losses	170,827	170,086

Total unrecognized	170,827	159,774
Prepaid pension cost at year-end	$36,335	$29,136

Amounts included in the Consolidated Balance Sheets:
Accrued liability (Includes $8,394 classified as Liabilities Subject to Compromise)	$(134,659)	$(130,185)
Intangible asset	52	70
Accumulated other comprehensive income	170,942	159,251

Net amount recognized	$36,335	$29,136

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The accumulated benefit obligations and the fair value of assets for pension plans with accumulated benefit obligations in excess of plan assets were $400.0 million and $265.5 million, respectively, as of December 31, 2004, and $381.1 million and $251.1 million, respectively, as of December 31, 2003.
      The following is a schedule, by year, of future benefit payments as of December 31, 2004, under the Company’s pension plans (in thousands of dollars):

Year Ending December 31,

2005	$21,764
2006	$22,344
2007	$23,092
2008	$23,953
2009	$24,858
2010 - 2014	$139,436
      The following assumptions were used for the pension plans to determine the projected benefit obligation and the net periodic pension cost for the fiscal year:

	December 31,

	2004	2003	2002

Weighted average assumptions as of December 31:
Discount rate	6.00%	6.25%	7.00%
Expected return on plan assets	8.75%	8.75%	9.00%
Rate of compensation increase	3.50%	3.50%	3.50%
      In determining its expected long-term return on plan assets, the Company considered historical experience, its asset allocation, expected long-term rates of return for each major asset class and an assumed long-term inflation rate. The expected long-term return on plan assets is adjusted when there are fundamental changes in expected returns on the plan investments.

	Year Ended December 31,

	2004	2003	2002

Components of net periodic pension cost (benefit):
Service cost	$9,849	$8,465	$8,039
Interest cost	23,004	23,706	24,370
Expected return on plan assets	(21,785)	(20,645)	(23,877)
Net amortization	11,109	10,479	7,277

Net periodic pension expense	22,177	22,005	15,809
One-time credit due to settlement	—	—	(74)
Write off of prior service credit	(9,634)	—	—

Total periodic pension expense	$12,543	$22,005	$15,735

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Plan assets are primarily invested in United States Government and corporate debt securities and equity securities. The percentage of fair value to total assets by asset category for the Company’s pension plans as of the measurement date are as follows:

	December 31,

	2004	2003

Asset category:
Equity funds	55.0%	51.5%
Fixed income funds	32.6%	36.6%
Other investments	7.7%	9.1%
Cash	4.7%	2.8%

Total	100.0%	100.0%

      Based on actuarial information available at December 31, 2004, the Company estimates that contributions to its pension plans in 2005 will total approximately $14.1 million, reflecting both quarterly and annually required contributions.
      The Company’s investment strategy for its pension plans is to obtain an optimum rate of investment return on the total investment portfolio consistent with the assumption of a reasonable level of risk. To achieve these investment objectives, assets are invested among asset classes and investment management styles to produce a prudent level of diversification and investment return over long-term time periods. Cash balances are expected to arise from residual uninvested funds and from liquidity requirements to fund benefits within a short period of time. Certain plan obligations accrued prior to 1985 are secured under a participating annuity contract.
      Target allocations for 2005 are 52% equity funds, 40% fixed income funds and 8% alternative investments. The target asset allocation has been selected as the plan’s long-term strategy asset allocation based on a strategic asset-liability study, which evaluated the plan’s liability structure, expected cash flows and funded status under a variety of capital market environments.
      Assets are managed by qualified investment managers on a discretionary basis, and are subject to risk management policies set forth by the Company. Risk management policies include supervision and monitoring of investment managers through the use of investment guidelines and restrictions and performance measurement standards. The Company also applies a disciplined rebalancing policy to control risk. The use of leverage is prohibited. Derivatives shall not be used for speculative purposes and no leverage shall be introduced through the use of derivatives.

Retirement Savings Plan
      The Company matches 50% of each employee’s before-tax contributions up to 2% of the employee’s compensation. Company contributions may be made either in cash or in shares of Common Stock of the Company. Effective with the bankruptcy filing, contributions are made in cash. During 2004, 2003 and 2002, the Company charged $1.8 million, $1.9 million and $2.0 million, respectively, to expense in connection with the Retirement Savings Plan.

Other Post-Retirement Benefit Plans
      In addition to sponsoring defined benefit pension plans, the Company sponsors various defined benefit post-retirement plans that provide health care and life insurance benefits to certain current and future retirees. All such post-retirement benefit plans are unfunded. The Company uses December 31 as the measurement

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
date of its defined benefit post-retirement plans. The following table presents the status of post-retirement plans (in thousands of dollars):

	December 31,

	2004	2003

Accumulated post-retirement benefit obligation at beginning of year	$12,409	$16,409
Interest cost	721	811
Actuarial losses (gains)	764	(2,556)
Benefit payments	(2,034)	(2,255)

Accumulated post-retirement benefit obligation at end of year	$11,860	$12,409

Underfunded status	$(11,860)	$(12,409)
Unrecognized net gains	(3,183)	(4,254)

Accrued benefit cost	$(15,043)	$(16,663)

      Net periodic post-retirement benefit plans expense is not material during the three-year periods ended December 31, 2004.
      As of December 31, 2004, the actuarial assumptions include a discount rate of 6.0% and a medical care trend rate of 9.5% for 2005, grading down to 6.0% by 2012. These trend rates reflect the Company’s prior experience and management’s expectation of future rates. Changing the assumed health care cost trend rates by one percentage point in each year would change the accumulated post-retirement benefit plans obligations as of December 31, 2004, by approximately $0.4 million, and the aggregate service and interest cost components of net periodic post-retirement benefit cost for the year ended December 31, 2004, by an immaterial amount.

5.	Deferred Financing Fees
      Amendment fees and transaction fees related to the Company’s various credit agreements are capitalized in the period incurred and amortized over the remaining term of the facility. Included in Other expense-net in the accompanying Consolidated Statements of Operations for each of the years ended December 31, 2004, 2003 and 2002, is the amortization of deferred financing fees of $12.5 million, $12.3 million and $9.6 million, respectively, related to the Company’s credit facilities other than the DIP Credit Agreement. Deferred financing fees related to the DIP Credit Agreement are included in chapter 11 expenses and totaled $4.0 million and $3.6 million for the years ended December 31, 2004 and 2003.

6.	Income Taxes
      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109; accordingly, deferred income taxes are provided at the enacted marginal rates on the difference between the financial statement and income tax bases of assets and liabilities. Deferred income tax provisions or benefits are based on the change in the deferred tax assets and liabilities from period to period.

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The total provision (benefit) for income taxes consisted of the following (in thousands of dollars):

	Year Ended December 31,

	2004	2003	2002

Current
Federal	$—	$—	$—
State	(43)	114	91
Foreign	—	—	—
Deferred
Federal	4,940	(10,340)	(3,977)
State	278	(559)	(390)
Foreign	—	—	—

Income tax expense (benefit)	$5,175	$(10,785)	$(4,276)

      Income tax expense (benefit) differs from the statutory federal income tax rate of 35% for the following reasons (in thousands of dollars):

	Year Ended December 31,

	2004	2003	2002

Income tax benefit at statutory rate	$(62,335)	$(67,786)	$(6,923)
State income taxes (net of effect of federal income taxes)	(3,043)	(289)	(194)
Goodwill impairment	—	3,565	—
Bankruptcy expenses	6,195	4,913	—
Foreign losses with no tax benefit	—	1,922	2,357
Valuation allowance	63,285	45,512	—
Other-net	1,073	1,378	484

Income tax expense (benefit)	$5,175	$(10,785)	$(4,276)

      Components of the net deferred income tax liability are as follows (in thousands of dollars):

	December 31,

	2004	2003

Deferred tax liabilities:
Basis differences resulting from reorganization	$(52,773)	$(105,460)
Basis differences resulting from fixed assets	(49,674)	(88,909)
Income taxes related to prior years, including interest	(8,827)	(6,632)
Deferred tax assets:
Reserves for litigation, environmental, employee benefits and other	87,198	70,304
Net operating loss carryforward	100,301	86,324
Other	32,572	36,318
Valuation allowance	(108,797)	(45,512)

Net deferred income tax liability	$—	$(53,567)

      At December 31, 2004, the Company has net operating loss carryforwards (“NOLs”) of approximately $453.2 million available to reduce future federal taxable income, of which approximately $168.3 million expires after 2006-2008 and approximately $284.9 million expires after 2020-2024. The utilization of these

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOLs is subject to the ownership change limitations of Internal Revenue Code Section 382. Based on these rules, the Company had an ownership change on September 16, 1992, as a result of a reorganization. The Company had a second ownership change on December 11, 2002. Because of the complex tax rules related to these carryforwards and the uncertainty of ultimately realizing benefit from the losses, the Company has not recorded full benefit for these NOLs for financial statement purposes. In addition, the Company has not completed its analysis of the impact of the bankruptcy filing on its NOLs.
      During the second quarters of 2004 and 2002, certain contingencies related to the NOLs were resolved and the Company reevaluated its position on the tax benefits associated with these carryforwards. As a result of this analysis, the Company recorded a $53.6 million financial statement benefit and a $12.3 million financial statement benefit in the second quarters of 2004 and 2002, respectively. The benefit was recorded in equity (rather than in the statement of operations) because the NOLs involved were generated prior to emergence from the Company’s previous bankruptcy. This treatment is in accordance with the accounting rules of Statement of Position 90-7 (Financial Reporting by Entities in Reorganization under the Bankruptcy Code).
      The Company also recorded a valuation allowance of approximately $45.5 million during 2003 and $63.3 million during 2004, totaling $108.8 million. The Company continued to evaluate all positive and negative evidence associated with its deferred tax assets and concluded that a valuation allowance should be established to offset a portion of the Company’s deferred income tax assets such that total net deferred tax assets are recorded at zero. As part of this process, the Company concluded that it was not appropriate to rely on future taxable income as a source of evidence to realize certain net operating losses given the uncertainty of the Company’s current financial condition.

7.	Net Stockholders’ Deficiency

Comprehensive Income
      Statement No. 130, Reporting Comprehensive Income, requires presentation of comprehensive income (loss) that consisted of the following (in thousands of dollars):

	Year Ended December 31,

	2004	2003	2002

Net loss	$(183,275)	$(182,888)	$(15,503)
Minimum pension liability adjustment, net of tax	(7,482)	(5,446)	(29,820)
Foreign currency translation adjustment	563	2,429	(2,765)
Gain (loss) on derivative instruments, net of tax:
Net changes in fair value of derivatives	(15,509)	(1,131)	1,881
Net losses (gains) reclassified from other comprehensive income into earnings	13,685	(2,610)	509

Comprehensive loss	$(192,018)	$(189,646)	$(45,698)

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Components of accumulated other comprehensive income (loss) consisted of the following (in thousands of dollars):

	December 31,

	2004	2003	2002

Foreign currency translation adjustment	$(1,607)	$(2,170)	$(4,599)
Minimum pension liability adjustment, net of tax	(109,403)	(101,921)	(96,475)
(Loss) gain on derivative instruments, net of tax	(4,072)	(2,248)	1,493

Accumulated other comprehensive loss	$(115,082)	$(106,339)	$(99,581)

Stock Options and Restricted Stock
      The Company has granted stock options under various stock plans to key employees and to non-employee directors. Also the Company granted certain contractual stock options that were not granted pursuant to any plan. During the pendency of the Company’s Chapter 11 case, the Company does not expect to issue additional stock options. The Omnibus Stock Incentive Plan (the “Omnibus Stock Plan”), an amendment and restatement of the 1993 Management Stock Option Plan, covers approximately 7.3 million shares of Common Stock, and also replaced the 1994 Non-Employee Directors Stock Option Plan after the 300,000 shares of Common Stock authorized under that plan had been granted. The Omnibus Stock Plan allows for six categories of incentive awards: options, stock appreciation rights, restricted shares, deferred shares, performance shares and performance units. Key employees are granted options under the various plans at terms (purchase price, expiration date and vesting schedule) established by a committee of the Board of Directors. Options granted either in accordance with contractual arrangements or pursuant to the various plans have been at a price which is equal to fair market value on the date of grant as determined by the closing price of the shares on the date the options were issued. No option may be exercised more than ten years from the date of grant. The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement No. 123, Accounting for Stock-Based Compensation, as amended by Statement 148, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.
      Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method established in Statement of Financial Accounting Standards No. 123 as amended by Statement No. 148 and described in Note 1, the Company’s net loss and loss per common share would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

	2004	2003	2002

Net loss as reported	$(183,275)	$(182,888)	$(15,503)
Deduct: Total stock-based compensation expense determined under fair-value based method for all awards, net of tax	3,668	3,397	4,923

Pro forma net loss	$(186,943)	$(186,285)	$(20,426)
Basic and diluted loss per common share:
As reported	$(3.67)	$(3.67)	$(.31)
Pro forma	$(3.75)	$(3.73)	$(.41)

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      There were no options granted in 2004 or 2003. The total value of options granted in 2002 was $181,000. The weighted average value of the options on the date of grant in 2002 was $2.19. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

2002

Expected life (years)	8
Dividend yield	0%
Expected stock price volatility	115%
Risk-free interest rate	4.2%
      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
      Changes in outstanding options were as follows:

	Number of Shares			Weighted-Average
				Option Price
	Qualified Plans	Contractual	Total	per Share

	(In thousands)
Options outstanding at January 1, 2002	6,034	20	6,054	$16.64
Granted	75	—	75	$2.41
Exercised	—	—	—	$—
Terminated	(281)	—	(281)	$18.47

Options outstanding at December 31, 2002	5,828	20	5,848	$16.38
Granted	—	—	—	$—
Exercised	—	—	—	$—
Terminated	(2,657)	—	(2,657)	$15.48

Options outstanding at December 31, 2003	3,171	20	3,191	$17.05
Granted	—	—	—	$—
Exercised	—	—	—	$—
Terminated	(150)	—	(150)	$20.19

Options outstanding at December 31, 2004	3,021	20	3,041	$16.89

      At December 31, 2004, options for 2,865,082 shares were exercisable at prices ranging from $1.13 to $36.81 per share.

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes information about stock options at December 31, 2004, (shares in thousands):

	Outstanding Stock Options
				Exercisable Stock Options
		Weighted-Average
		Remaining	Weighted-Average		Weighted-Average
Range of Exercise Prices	Shares	Contractual Life	Exercise Price	Shares	Exercise Price

$ 1.13 to $10.00	1,458	6.1 years	$7.34	1,282	$7.35
$10.01 to $20.00	438	3.7 years	$16.34	438	$16.34
$20.01 to $30.00	508	2.9 years	$20.96	508	$20.96
$30.01 to $36.81	637	4.2 years	$35.89	637	$35.89
$ 1.13 to $36.81	3,041	4.8 years	$16.89	2,865	$17.48

      During 2002 the Company awarded 15,000 restricted shares, to certain key employees. No restricted shares were awarded in 2003 or 2004. During the pendency of the chapter 11 case, the Company does not expect to issue any additional restricted shares. The awards are subject to certain vesting requirements and 23,822 restricted shares were actually issued. The value of such stock was established by the market price on the date of grant and was recorded as unearned compensation. The unearned compensation is shown as a reduction of stockholders’ equity in the accompanying Consolidated Balance Sheets and is being amortized ratably over the applicable restricted stock vesting period. During 2003 and 2002, $1.3 million and $1.9 million, respectively, was charged to expense related to restricted shares. Certain amounts related to restricted shares previously awarded to the Company’s former Chairman and Chief Executive Officer that did not vest were reversed in 2003.

Stockholder Rights Plan
      On May 9, 2001, the Company’s Board of Directors adopted a Stockholder Rights Plan (“Rights Plan”) designed to protect Company stockholders’ interests in the event of a takeover attempt. The Board of Directors did not adopt the Rights Plan in response to any specific takeover threat.
      In adopting the Rights Plan, the Board declared a dividend distribution of one Common Stock purchase right for each outstanding share of Common Stock of the Company, payable to stockholders of record at the close of business on May 21, 2001. The rights will become exercisable only in the event, with certain exceptions, a person or group of affiliated or associated persons acquires 15% or more of the Company’s voting stock, or a person or group of affiliated or associated persons commences a tender or exchange offer that, if successfully consummated, would result in such person or group owning 15% or more of the Company’s voting stock. A stockholder who owns 15% or more of the Company’s voting stock as of May 9, 2001, will not trigger this provision unless the stockholder thereafter acquires an additional one percent or more of the outstanding stock. The rights will expire on May 9, 2011.
      Upon the occurrence of certain events, holders of the rights (other than rights owned by an acquiring person or group) would be entitled to purchase either the Company’s Common Stock or shares in an “acquiring entity” at approximately half of market value. Further, at any time after a person or group acquires 15% or more (but less than 50%) of the Company’s outstanding voting stock, subject to certain exceptions, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by an acquiring person or group) for shares of the Company’s Common Stock having a fair market value on the date of such acquisition equal to the excess of (i) the fair market value of Common Stock issuable upon exercise of the rights over (ii) the exercise price of the rights.
      The Company generally will be entitled to redeem the rights at $0.001 per right at any time prior to the close of business on the tenth day after there has been a public announcement of the beneficial ownership by any person or group of 15% or more of the Company’s voting stock, subject to certain exceptions.

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Bonus Plan
      The Company sponsors an employee benefit plan, the WestPoint Stevens Inc. Key Employee Stock Bonus Plan, as amended, (the “Stock Bonus Plan”), covering 2,000,000 shares of the Company’s Common Stock. Under the Stock Bonus Plan, the Company may grant bonus awards of shares of Common Stock to key employees based on the Company’s achievement of targeted earnings levels during the Company’s fiscal year. As a result of the Company’s chapter 11 filing, Stock Bonus Plan targets were not established for 2004 or 2003. For 2002, bonus awards were not earned. For performance years 1999 and later the Stock Bonus Plan provided for vesting of the bonus awards, if earned, of 10% on January 1 of the year following the year of award and 10% in each of the next nine years if the employee continues employment with the Company, and for performance years prior to 1999 the Stock Bonus Plan provided for the vesting of the bonus awards of 20% on January 1 of the year following the year of award and 20% in each of the next four years if the employee continues employment with the Company. Effective with the chapter 11 filing, the Company can no longer issue shares pursuant to the Stock Bonus Plan. The Company recognized $1.2 million of expense in 2002, in connection with the Stock Bonus Plan.

8.	Derivatives
      The Company uses derivative financial instruments primarily to reduce exposure to adverse fluctuations in cotton prices. When entered into, the Company formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transaction. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the value or cash flows of the underlying exposures being hedged. Derivatives are recorded in the Consolidated Balance Sheets at fair value in Prepaid expenses and other current assets or Other accrued liabilities, depending on whether the amount is an asset or liability. The fair values of derivatives used to hedge or modify the Company’s risks fluctuate over time. These fair value amounts should not be viewed in isolation, but rather in relation to the fair values or cash flows of the underlying hedged transactions and other exposures and to the overall reduction in Company risk relating to adverse fluctuations in commodity prices and other market factors. In addition, the earnings impact resulting from the effective portion of the Company’s derivative instruments is recorded in the same line item within the Consolidated Statement of Operations as the underlying exposure being hedged. The Company also formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposures. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings.
      At December 31, 2004, and 2003, the Company had only entered into cash flow hedges.

Cash Flow Hedging Strategy
      Management has been authorized to manage the Company’s exposure to price fluctuations relevant to the forecasted purchase of cotton through the use of a variety of derivative nonfinancial instruments. At December 31, 2004, and 2003, these instruments covered a portion of the Company’s 2004 and 2003 cotton needs and include exchange traded cotton futures contracts and options.
      The fair values of exchange traded cotton futures contracts and options are estimated by obtaining quotes from brokers. At December 31, 2004, and 2003, the Company’s cotton futures and options contracts, qualified for hedge accounting. The fair value related to cotton futures contracts at December 31, 2004 and 2003, was a liability of $6.4 million and $4.4 million, respectively, for which the Company has paid cash margins. The fair value of the cotton options contracts was zero and an asset of $0.6 million at December 31, 2004 and 2003, respectively. The fair values of the Company’s cotton futures contracts have been recorded as a component of

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
OCI, net of tax, and are reclassified into earnings upon physical receipt of the cotton. At December 31, 2004, the Company expects to reclassify all net gains or losses on derivative instruments from OCI to earnings during the next twelve months.
      The Company did not discontinue any cash flow hedge relationships during the years ended December 31, 2004, 2003 and 2002.

9.	Lease Commitments
      The Company’s operating leases consist of land, sales offices, manufacturing equipment, warehouses and data processing equipment with expiration dates at various times during the next eleven years. Some of the operating leases stipulate that the Company can (a) purchase the properties at their then fair market values or (b) renew the leases at their then fair rental values.
      The following is a schedule, by year, of future minimum lease payments as of December 31, 2004, under operating leases that have initial or remaining noncancelable lease terms in excess of one year (in thousands of dollars):

Year Ending December 31,

2005	$12,954
2006	12,114
2007	6,829
2008	4,117
2009	3,330
Years subsequent to 2009	3,024

Total minimum lease payments	$42,368

      The following schedule shows the composition of total rental expense for all operating leases, except those with terms of one month or less that were not renewed (in thousands of dollars):

	Year Ended December 31,

	2004	2003	2002

Minimum lease payments	$28,322	$29,822	$33,248
Less sublease rentals	(958)	(1,025)	(933)

Rent expense	$27,364	$28,797	$32,315

10.	Litigation and Contingent Liabilities
      Except as stated below, as of the Petition Date, the following actions in which the Company is a defendant have been enjoined from further proceedings pursuant to section 362 of the Bankruptcy Code. To the extent parties have filed timely proofs of claim, the Bankruptcy Court will determine the amount of their pre-bankruptcy claims against the Company. In certain instances, the Bankruptcy Court may permit actions to proceed to judgment for the purpose of determining the amount of the pre-bankruptcy claim against the Company. Lawsuits based on facts arising solely after the commencement of the Company’s chapter 11 case are not stayed by section 362 of the Bankruptcy Code.
      On October 5, 2001, a purported stockholder class action suit, entitled Norman Geller v. WestPoint Stevens Inc., et al. (the “Geller action”), was filed against the Company and certain of its former officers and directors in the United States District Court for the Northern District of Georgia. (A subsequent and functionally identical complaint was also filed.) The actions were consolidated by Order dated January 25,

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2002. Plaintiffs served a Consolidated Amended Complaint (the “Amended Complaint”) on March 29, 2002. The Amended Complaint asserted claims against all Defendants under § 10(b) of the Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and against the Company and Defendant Holcombe T. Green, Jr. as “controlling persons” under § 20(a) of the Exchange Act. The Amended Complaint alleged that, during the putative class period (i.e., February 10, 1999, to October 10, 2000), the Company and certain of its officers and directors caused false and misleading statements to be issued regarding, inter alia, alleged overcapacity and excessive inventories of the Company’s towel-related products and customer demand for such products and that certain Individual Defendants wrongfully sold or pledged Company stock at inflated prices for their benefit. The Amended Complaint referred to the Company’s press releases and quarterly and annual reports on Securities Exchange Commission Forms 10-Q and 10-K, which discussed the Company’s results and forecasts for the fiscal years 1999 and 2000. Plaintiffs alleged that these press releases and public filings were false and misleading because they failed to disclose that the Company allegedly “knew sales would be adversely affected in future quarters and years.” Plaintiffs also alleged in general terms that the Company materially overstated revenues by making premature shipments of products.
      The Company’s insurance carrier reached an agreement to settle the Geller action at no cost to the Company. The settlement was approved by the Bankruptcy Court and received final approval through a fairness hearing before the United States District Court for the Northern District of Georgia on November 16, 2004.
      On March 11, 2002, a shareholder derivative action, entitled Gordon Clark v. Holcombe T. Green, Jr., et al. (the “Clark action”), was filed against certain of the Company’s former directors and officers in the Superior Court of Fulton County, Georgia. The Complaint alleged that the named individuals breached their fiduciary duties by acting in bad faith and wasting corporate assets. The Complaint also asserted claims under Georgia Code Ann. §§ 14-2-740 to 14-2-747 and 14-2-831. The claims were based on the same or similar facts as are alleged in the Geller action.
      The Clark action was voluntarily dismissed on June 28, 2004.
      On July 1, 2002, a shareholder derivative action, entitled John Hemmer v. Holcombe T. Green, Jr., et al. (the “Hemmer action”), was filed against Mr. Green and certain of the Company’s other current and former directors including Messrs. Hugh M. Chapman, John F. Sorte and Ms. M. Katherine Dwyer in the Court of Chancery in the State of Delaware in and for New Castle County. The Complaint alleged that the named individuals breached their fiduciary duties and knowingly or recklessly failed to exercise oversight responsibilities to ensure the integrity of the Company’s financial reporting. The Complaint also asserted that certain of the named individuals used proprietary Company information in selling or pledging Company stock at inflated prices for their benefit. The claims were based on the same or similar facts as are alleged in the Geller action.
      The Hemmer action was voluntarily dismissed on August 25, 2004.
      On March 21, 2002, an Adversary Complaint of Debtors and Debtors in Possession Against WestPoint Stevens Inc. was filed by Pillowtex, Inc., a Delaware corporation, et al., and Pillowtex Corporation, et al., against the Company in the United States Bankruptcy Court for the District of Delaware. Pillowtex Corporation and its related and affiliated companies (“Pillowtex”) as Debtors and Debtors in Possession allege breach of a postpetition contract (the “Sale Agreement”) dated January 31, 2001, among Pillowtex, Ralph Lauren Home Collection, Inc. (“RLH”) and Polo Ralph Lauren Corporation (“PRLC”) collectively referred to as “Ralph Lauren” and the Company. Pillowtex alleges that the Company refused to perform its purchase obligation under the Sales Agreement and is liable to it for $4,800,000 plus potentially significant other consequential damages. The Company believes that the complaint is without merit and intends to contest the action vigorously. The case is currently stayed due to the Company’s bankruptcy filing.
      The Company is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and nonhazardous

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
substances and wastes used in or resulting from its operations and potential remediation obligations thereunder. Certain of the Company’s facilities (including certain facilities no longer owned or utilized by the Company) have been cited or are being investigated with respect to alleged violations of such laws and regulations. The Company is cooperating fully with relevant parties and authorities in all such matters. The Company believes that it has adequately provided in its financial statements for any expenses and liabilities that may result from such matters. The Company also is insured with respect to certain of such matters. The Company’s operations are governed by laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical and ergonomic hazards in the workplace.
      Although the Company does not expect that compliance with any of such laws and regulations will adversely affect the Company’s operations, there can be no assurance such regulatory requirements will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such requirements.
      The Company and its subsidiaries are involved in various other legal proceedings, both as plaintiff and as defendant, which are normal to its business. It is the opinion of management that the aforementioned actions and claims, if determined adversely to the Company, will not have a material adverse effect on the financial condition or operations of the Company taken as a whole.

11.	Cash Flow Information

	Year Ended December 31,

	2004	2003	2002

	(In thousands of dollars)
Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$78,344	$69,848	$135,566

Income taxes	$—	$24	$—

      Included in the above 2004, 2003 and 2002 interest paid is $0.5 million, $0.4 million and $0.2 million, respectively, of capitalized interest related to capital expenditure projects. The Company received a federal tax refund of approximately $6.2 million in 2002.

12.	Restructuring, Impairment and Other Charges
      In 2000, the Company announced that its Board of Directors had approved an Eight-Point Plan, which was created to be the guiding discipline for the Company in a global economy. The Board also approved a pretax charge for restructuring, impairment and other charges to cover the initial cost of implementing the Eight-Point Plan that was designed to streamline operations and improve profitability. The Eight-Point Plan addresses the following points: 1) expand brands; 2) explore new licensing opportunities; 3) rationalize manufacturing; 4) reduce overhead; 5) increase global sourcing; 6) improve inventory utilization; 7) enhance supply chain and logistics; and 8) improve capital structure.
      On September 20, 2002, the Company announced that its Board of Directors had approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability through reallocation of production assets from bath products to basic bedding products and through rationalization of its retail stores division. The Company initially expected the restructuring initiatives to result in a $36.5 million pretax charge for restructuring, impairment and other charges, with approximately $20 million of the pretax charge expected to be non-cash items. As a result of additions to the initial restructuring initiatives related to the closure of its Rosemary (NC) towel fabrication and distribution

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
facilities and its WestPoint Stevens (Europe) Ltd. foreign subsidiary, the Company’s restructuring initiatives resulted in a $51.7 million pretax charge for restructuring, impairment and other charges, with approximately $35.7 million of the pretax charge being non-cash items. All charges were recorded in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 146, Accounting for Costs Associated with Exit or Disposal Activities and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The restructuring plan approved in 2002 was completed in the second quarter of 2004.
      As a result of the restructuring initiatives begun in 2002, the Company announced the closure of its Rosemary (NC) towel finishing facility, the conversion of its Rosemary (NC) towel fabrication and distribution facilities to basic bedding facilities and the closure of its Dalton (GA) utility bedding facility. The Company announced on April 25, 2003 that the Rosemary (NC) towel fabrication and distribution facilities that were previously disclosed as being converted to basic bedding facilities would now be closed. The Company also announced the closure of twenty-two retail stores and the closure of its WestPoint Stevens (Europe) Ltd. foreign subsidiary.
      The cost of the manufacturing and retail store rationalization and certain overhead reduction costs were reflected in a restructuring and impairment charge of $6.6 million, before taxes, in 2002, a restructuring and impairment charge of $16.6 million, before taxes, in 2003 and a restructuring and impairment charge of $0.4 million, before taxes, in 2004. The components of the restructuring and impairment charge in 2002 included $4.4 million for the impairment of fixed assets and $2.2 million in reserves to cover cash expenses related primarily to severance benefits. The components of the restructuring and impairment charge in 2003 included $7.0 million for the impairment of fixed assets and $5.6 million in reserves to cover cash expenses related to severance benefits of $5.2 million and other exit costs of $0.4 million. Other exit costs in 2003 also included a $4 million charge related to foreign currency translation losses previously included in other comprehensive income related to debt previously denominated in pounds which was permanently converted to dollars. The components of the restructuring and impairment charge in 2004 included $0.4 million in reserves to cover cash expenses related to severance benefits.
      During 2002, 2003 and 2004 as a result of restructuring initiatives approved in 2002, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 500 employees.

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

		Employee	Other
	Writedown	Termination	Exit	Total
	Assets	Benefits	Costs	Charge

2002 Restructuring and Impairment Charge:
Third Quarter	$4.3	$1.6	$—	$5.9
Fourth Quarter	0.1	0.5	0.1	0.7

Total 2002 Charge	4.4	2.1	0.1	6.6
2003 Restructuring and Impairment Charge:
First Quarter	0.2	0.8	0.4	1.4
Second Quarter	6.8	4.3	0.8	11.9
Third Quarter	0.8	0.2	4.0	5.0
Fourth Quarter	(0.8)	(0.1)	(0.8)	(1.7)

Total 2003 Charge	7.0	5.2	4.4	16.6
2004 Restructuring and Impairment Charge:
First Quarter	—	0.2	—	0.2
Second Quarter	—	0.2	—	0.2

Total 2004 Charge	—	0.4	—	0.4
Writedown Assets to Net Recoverable Value	(11.4)	—	(4.0)	(15.4)
2002 Cash Payments	—	(1.5)	—	(1.5)
2003 Cash Payments	—	(4.6)	(0.4)	(5.0)
2004 Cash Payments	—	(1.6)	(0.1)	(1.7)

Balance at December 31, 2004	$—	$—	$—	$—

      During 2002, other costs of the restructuring initiatives of $11.6 million, before taxes, were recognized consisting of inventory writedowns of $10.5 million primarily related to the rationalization of its retail stores division and other expenses of $1.1 million, consisting primarily of related unabsorbed overhead, all reflected in cost of goods sold. During 2003, other costs of the restructuring initiatives of $16.0 million, before taxes, were recognized consisting of inventory writedowns of $8.4 million primarily related to the closure of its foreign subsidiary and the rationalization of its retail stores division, accounts receivable writedowns for claims of $1.4 million related to the closure of its foreign subsidiary and other expenses of $6.2 million, consisting primarily of $4.1 million of related unabsorbed overhead, $1.2 million for the relocation of machinery and other expenses of $0.9 million, all reflected in cost of goods sold. During 2004, other costs of the restructuring initiatives of $0.4 million, before taxes, were recognized for relocation of machinery, all reflected in cost of goods sold.
      During the third quarter of 2003, the Company’s Board of Directors approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability through a further realignment of manufacturing capacity. Costs of restructuring initiatives may result in restructuring, impairment and other pretax charges of up to $84.3 million, of which up to $55.6 million of the pretax charge may relate to non-cash items. The charges for the restructuring initiatives began in the fourth quarter of 2003 and will continue into 2005 in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, SFAS No. 112, Employers’ Accounting for Postemployment Benefits and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As a result of the restructuring initiatives begun in 2003, the Company announced the closure of its Dunson (GA) sheeting facility, its Dixie (GA) towel facility, its Coushatta (LA) utility bedding facility, its Fairfax (AL) towel greige facility and its Longview (NC) bed accessory facility (which was announced on October 1, 2004). The Company also announced the conversion of its Lanier (AL) sheeting facility to towel production and the conversion of its Greenville (AL) blanket facility to a utility bedding facility.
      The cost of the manufacturing rationalization was reflected in a restructuring and impairment charge of $6.1 million, before taxes, in 2003 and a restructuring and impairment charge of $12.9 million, before taxes, in 2004. The restructuring and impairment charge in 2003 reflected the reserves to cover cash expenses related to severance benefits. The components of the restructuring and impairment charge in 2004 included $9.4 million for the impairment of fixed assets and $3.5 million in reserves to cover cash expenses related to severance benefits. The Company concluded that additional impairment charges were not required in connection with its annual impairment analysis. However, given the nature of the restructuring, the Company accelerated depreciation on certain assets and recorded additional depreciation expense of approximately $26.0 million and $11.0 million in the years ended December 2003 and 2004, respectively. (See Note 13 — Impairment of Long-Lived Assets and Accelerated Depreciation Expense.)
      During 2004 as a result of restructuring initiatives approved in 2003, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 650 employees.
      The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

		Employee	Other
	Writedown	Termination	Exit	Total
	Assets	Benefits	Costs	Charge

2003 Restructuring and Impairment Charge:
Fourth Quarter	$—	$6.1	$—	$6.1
2004 Restructuring and Impairment Charge:
Second Quarter	1.8	—	—	1.8
Third Quarter	7.6	2.8	—	10.4
Fourth Quarter	—	0.7	—	0.7

Total 2004 Charge	9.4	3.5	—	12.9
Writedown Assets to Net Recoverable Value	(9.4)	—	—	(9.4)
2004 Cash Payments	—	(6.8)	—	(6.8)

Balance at December 31, 2004	$—	$2.8	$—	$2.8

      During 2003, other costs of the restructuring initiatives of $1.4 million, before taxes, were recognized consisting of inventory writedowns of $1.0 million and other expenses of $0.4 million, consisting of related unabsorbed overhead, all reflected in cost of goods sold. During 2004, other costs of the restructuring initiatives of $16.4 million, before taxes, were recognized consisting of $1.7 million for inventory writedowns, $9.8 million of related unabsorbed overhead, $4.7 million for the relocation of machinery and other expenses of $0.2 million, all reflected in cost of goods sold.
      During the third quarter of 2004, the Company’s Board of Directors, as part of the development of a revised business plan, approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability. Costs of restructuring initiatives may result in restructuring, impairment and other pretax charges of up to $226.8 million, of which up to $139.1 million of the pretax charge may relate to non-cash items (including accelerated depreciation expense). The charges for the restructuring initiatives were recorded in accordance with SFAS No. 146, Accounting for Costs Associated

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
with Exit or Disposal Activities, SFAS No. 112, Employers’ Accounting for Postemployment Benefits and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.
      As a result of the restructuring initiatives begun in 2004, the Company announced the closure of its Alamance (SC) sheet fabrication and distribution facility, its Clemson (SC) greige sheeting, fabrication and distribution facility, its Middletown (IN) utility bedding facility, its Sparks (NV) utility bedding facility, and its Drakes Branch (VA) towel greige facility. The Company also announced a significant reduction in workforce at its Clemson (SC) finishing plant. The Company is in the process of determining any remaining facilities that may be affected by its ongoing reorganization efforts. These plant closings will provide the Company with greater production efficiency and better-aligned capacity to compete more effectively in a global economy.
      The cost of the manufacturing rationalization was reflected in a restructuring and impairment charge of $33.1 million, before taxes, in 2004 and consisted of reserves to cover cash expenses related to severance benefits. Given the nature of the restructuring, the Company accelerated depreciation on certain assets and recorded additional depreciation expense of approximately $34.2 million in the year ended December 31, 2004. (See Note 13 — Impairment of Long-Lived Assets and Accelerated Depreciation Expense.)
      During 2005 as a result of restructuring initiatives approved in 2004, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 2,150 employees.
      The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

		Employee	Other
	Writedown	Termination	Exit
	Assets	Benefits	Costs	Total Charge

2004 Restructuring and Impairment Charge:
Fourth Quarter	$—	$33.1	$—	$33.1
2004 Cash Payments	—	(0.1)	—	(0.1)

Balance at December 31, 2004	$—	$33.0	$—	$33.0

13.	Impairment of Long-Lived Assets and Accelerated Depreciation Expense
      During the third quarter of 2004, the Company recorded an impairment charge of $7.9 million attributable to certain fixed assets. As a result of the Board of Directors approval of certain restructuring initiatives that are contemplated in the Company’s revised business plan, the Company evaluated the recoverability of long-lived assets and wrote down $7.9 million of fixed assets. The Company was required to reduce the carrying value of certain fixed assets to fair value, and recorded a fixed asset impairment charge because the carrying value of the affected fixed assets exceeded the related projected future undiscounted cash flows. Fair value was determined from market values obtained from third party appraisers.
      During 2003 and 2004 and as a result of the Board of Directors approval of the Company’s revised business plans, the Company also recorded accelerated depreciation expense of $26.0 million and $45.2 million, respectively, on certain fixed assets, other than those fixed assets that were impacted by the long-lived asset impairment charge. The Company adjusted the remaining depreciable lives for the affected fixed assets to be consistent with assumptions in the Company’s revised business plan. The accelerated depreciation expense is reflected in cost of goods sold in the accompanying statements of operations.
      As a result of certain triggering events that occurred during the second quarter of 2003, including the Company’s bankruptcy filing, the Company performed an interim test of the carrying amount of its goodwill. Based on a valuation of the Company’s enterprise value using quoted market prices of the Company’s debt and

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
equity securities and the identification of qualifying intangibles, the Company’s goodwill was deemed to be impaired and was subsequently written off. The unamortized balance of the goodwill that was written off during the second quarter of 2003 amounted to $46.3 million.

14.	Major Customer and Product Line Information
      The Company’s consumer home fashions products are sold primarily to domestic catalogs, chain stores, mass merchants, department stores, specialty stores, warehouse clubs and its own retail stores. Sales to two customers as a percent of net sales, amounted to approximately 14% and 13% each for the year ended December 31, 2004. Sales to two customers, as a percent of net sales, amounted to approximately 14% and 11% each for the year ended December 31, 2003. Sales to two customers, as a percent of net sales, amounted to approximately 14% and 12% each for the year ended December 31, 2002. During 2004, 2003 and 2002, the Company’s six largest customers accounted for approximately 51%, 52% and 51%, respectively, of the Company’s net sales.
      Net sales of bed products, bath products and other sales (consisting primarily of sales from the Company’s retail stores and foreign operations) consisted of the following (in thousands of dollars):

	Year Ended December 31,

	2004	2003	2002

Bed products	$939,240	$955,481	$1,053,003
Bath products	558,334	535,137	549,021
Other sales	121,110	155,584	209,333

Total net sales	$1,618,684	$1,646,202	$1,811,357

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Quarterly Financial Summary (Unaudited)

	Quarter

	First	Second	Third	Fourth

	(In millions of dollars, except per share data)
Year ended December 31, 2004
Net sales	$399.6	$383.0	$416.1	$420.0
Gross earnings(1)	60.3	49.1	42.9	54.3
Operating earnings (loss)(2)	4.3	(9.1)	(29.5)	(23.1)
Net loss (As Previously Reported)(3)	(14.9)	(24.0)	(52.6)	(58.5)
Net loss (As Restated) (Note 1)(3)	(28.7)	(37.4)	(58.6)	(58.5)
Basic and diluted net loss per common share (As Previously Reported)(4)	(.30)	(.48)	(1.05)	(1.17)
Basic and diluted net loss per common share (As Restated) (Note 1)(4)	(.58)	(.75)	(1.17)	(1.17)
Year ended December 31, 2003
Net sales	$379.3	$365.7	$445.2	$456.0
Gross earnings(1)	73.4	57.7	67.4	59.5
Operating earnings(2)	8.6	(61.5)	3.5	6.8
Net loss (As Previously Reported)(3)	(16.9)	(72.0)	(12.8)	(31.6)
Net income loss (As Restated) (Note 1)(3)	(16.9)	(101.7)	(30.1)	(34.2)
Basic and diluted net loss per common share (As Previously Reported)(4)	(.34)	(1.44)	(.26)	(.63)
Basic and diluted net loss per common share (As Restated) (Note 1)(4)	(.34)	(2.04)	(.60)	(.69)

(1)	Gross earnings for the first, second, third and fourth quarter of 2004 include costs related to restructuring initiatives of $3.0 million, $5.5 million, $3.7 million and $4.7 million, respectively. Gross earnings for the first, second, third and fourth quarter of 2003 include costs related to restructuring initiatives of $2.9 million, $4.7 million, $7.7 million and $2.2 million, respectively.

(2)	Operating earnings for the first, second, third and fourth quarter of 2004 include restructuring and impairment charges of $0.2 million, $2.0 million, $10.4 million and $33.9 million, respectively, and other costs related to restructuring initiatives of $3.0 million, $5.5 million, $3.7 million and $4.7 million, respectively. Operating earnings for the first, second, third and fourth quarter of 2003 include restructuring and impairment charges of $1.4 million, $11.9 million, $5.0 million and $4.4 million, respectively, and other costs related to restructuring initiatives of $2.9 million, $4.7 million, $7.7 million and $2.2 million, respectively.

(3)	Net loss for the first, second, third and fourth quarter of 2004 includes restructuring and impairment charges of $0.2 million, $2.0 million, $10.4 million and $33.9 million, respectively, and other costs related to restructuring initiatives of $3.0 million, $5.5 million, $3.7 million and $4.7 million, respectively, before income tax benefit of $1.1 million, $2.7 million, $5.1 million and $13.9 million, respectively, for a net amount of $2.0 million, $4.8 million, $9.0 million and $24.7 million, respectively. Net loss for the first, second, third and fourth quarter of 2003 includes restructuring and impairment charges of $1.4 million, $11.9 million, $5.0 million and $4.4 million, respectively, and other costs related to restructuring initiatives of $2.9 million, $4.7 million, $7.7 million and $2.2 million, respectively, before income tax

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

benefit of $1.5 million, $6.0 million, $3.1 million and $2.4 million, respectively, for a net amount of $2.7 million, $10.6 million, $9.6 million and $4.2 million, respectively.

(4)	Net income (loss) per common share calculations for each of the quarters is based on the average common shares outstanding for each period.

16.	Related Party Transactions
      During 2000, the Company acquired an investment in a limited liability corporation (“LLC”) that was accounted for under the equity method. The other member of the LLC was HTG Corp., which was a company controlled by WestPoint Stevens Inc.’s former Chairman and Chief Executive Officer. Each member of the LLC owns an equal amount of voting common interests, plus non-voting preferred interests reflecting capital contributions made by each member in excess of the amounts paid for the common interest less distributions and other allocations to each member. The LLC owned and operated a jet aircraft, which was used by the Company for business travel. During 2001, the Company recorded approximately $3.0 million in cash expenses related to its ownership of the aircraft.
      During September 2001, the LLC sold the jet aircraft, which was its primary asset, for less than its book value and generated $3.3 million in cash. After analyzing the fair market value of the LLC’s remaining assets, the Company concluded that its investment was impaired and recorded a non-cash charge approximating $7.5 million, including the Company’s share of the loss on the sale of the aircraft in the third quarter of 2001. Following the sale, HTG Corp. had a negative capital account balance in the LLC of approximately $4.5 million.
      On November 29, 2001, the Company entered into an agreement (the “Letter Agreement”) with HTG Corp., the other member of the LLC, pursuant to which HTG Corp. agreed to restore the negative balance in its capital account in the LLC. Under the Letter Agreement, HTG Corp. agreed to restore approximately $4.5 million (the “Amount Due”) in installments, with $1.0 million due on November 29, 2002, $2.0 million due on November 29, 2003, and the balance due on November 29, 2004. The Amount Due increased or decreased by one-half of the loss or gain, respectively, upon the sale or disposition of the remaining assets of the LLC. On March 8, 2002, the Amount Due increased by $750,000 to approximately $5.25 million due to the distribution of hangar property to HTG Corp. and the loss to the LLC related to such distribution. The only remaining asset of the LLC was a contract for the purchase of a new Falcon 2000EX jet aircraft. The LLC sold its interest in this contract for $500,000. Pursuant to the Letter Agreement, the proceeds from the sale of the contract were paid to the Company and the Amount Due was decreased by the amount of the proceeds paid to the Company. HTG Corp. agreed to pay interest on the Amount Due at the prime rate of interest in effect from time to time plus three and one-half percent per annum. The Letter Agreement provided that any and all payments made by HTG Corp. to reduce the Amount Due immediately be distributed to the Company. A company related to HTG Corp. by common ownership guaranteed the Amount Due. Neither the obligation of HTG Corp. nor the guarantee was collateralized or secured by any assets. Accordingly, no amounts were recorded in the accompanying Consolidated Financial Statements for the potential recovery of the Amount Due.
      On November 29, 2002, HTG Corp. paid the first installment due under the Letter Agreement of approximately $1.3 million including accrued interest and the Company recognized a recovery in Other expense-net in the accompanying December 31, 2002, Consolidated Statement of Operations. After the payment on November 29, 2002, the remaining Amount Due under the Letter Agreement was approximately $3.9 million.
      Effective August 14, 2003, the Company entered into a Separation and Settlement Agreement (the “Separation Agreement”) with Mr. Green with regard to Mr. Green’s resignation from employment and from the Board of Directors of the Company. Pursuant to the Separation Agreement Mr. Green received a cash payment of $1 million on the effective date. Under the Separation Agreement Mr. Green has agreed to make

WESTPOINT STEVENS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
himself available to perform consulting and other services for the Company for which he received $318,750 in 2003 and will receive $475,000 in each of the years 2004 and 2005.
      In connection with the Separation Agreement Mr. Green’s employment agreement with the Company was terminated except for provisions relating to restrictions on conduct including post-employment competition and protection of the Company’s confidential information and trade secrets. Under the Separation Agreement the Company terminated the Letter Agreement with HTG Corp. and the guaranty, both affiliates of Mr. Green, relating to obligations to make certain payments to the Company in order to restore a negative capital account balance in HTG Falcon LLC, of which the Company and HTG Corp. were the only members.

17.	Accrued Employee Compensation
      Accrued employee compensation consisted of the following (in thousands of dollars):

	December 31,

	2004	2003

Accrued salaries and wages	$3,591	$3,199
Accrued sales commissions	263	489
Accrued KERP	10,084	3,431
Accrued compensated absences	12,900	13,600
Accrued severance	27,116	6,058

Total	$53,954	$26,777

18.	Subsequent Events
      On August 8, 2005 the Company sold substantially all of its assets to an indirect, majority owned subsidiary of American Real Estate Partners, L.P. (“AREP”), which is controlled by Carl Icahn. Such sale was approved by the U.S. Bankruptcy Court. The AREP offer was the highest and best bid received in connection with the sale process approved by the Court in its reorganization proceedings for the Company.
      The transaction value of $703.5 million, included the purchase of substantially all of the assets of the Company, the repayment of the Company’s outstanding debtor-in-possession loans and assumption of certain working capital liabilities, the satisfaction of other secured claims, and the payment of $3 million for wind-down costs. The agreement also provided for the issuance on account of the first lien debt of 35% of the equity in WestPoint International, Inc. (“WPI”), a newly formed company that will own indirectly the assets of the Company, a $125 million rights offering to the first and second lien debt holders for 47.5% of the equity of WPI, and a cash investment of $187 million by AREP for 17.5% of the equity of WPI. By virtue of its position as a holder of Company debt, AREP has agreed to subscribe to its portion of the rights offering expected to represent equity interests of not less than 19% of WPI, and has further agreed to subscribe for any unexercised rights. As a result, it is expected that AREP will own in excess of 50% of the outstanding shares of WPI and may own up to 79% of the outstanding shares to the extent the subscription rights are not exercised. The first lien lenders upon the receipt of 35% of the equity of WPI and exercise of their share of the rights offering will recover 100% of their first lien debt outstanding, however the second lien lenders upon the exercise of their share of the rights offering will only recover approximately 58% of their second lien debt outstanding (subject to final adjustment), and the remaining portion would be classified as liabilities subject to compromise. Substantially all other amounts classified by the Company as liabilities subject to compromise will not be assumed by AREP. The Company will wind-down its estate, and as a result, all shares of its common stock will be cancelled with no payment.
      The Pension Benefit Guaranty Corp. has assumed responsibility for the pensions of 32,500 hourly and salaried workers and retirees of WestPoint Stevens Inc. after the Company sold substantially all of its assets on August 8, 2005.

WESTPOINT STEVENS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2005	2004

	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$11,279	$10,632
Accounts receivable, net	160,744	210,497
Inventories, net	291,504	312,649
Prepaid expenses and other current assets	16,906	17,031

Total current assets	480,433	550,809
Property, Plant and Equipment, net	467,932	519,406
Other Assets
Deferred financing fees, net	125	1,353
Other assets	394	394

	$948,884	$1,071,962

LIABILITIES AND NET STOCKHOLDERS’ DEFICIENCY
Current Liabilities
Senior Credit Facility	$482,856	$483,897
Second-Lien Facility	165,000	165,000
DIP Credit Agreement	74,741	58,149
Accrued interest payable	862	507
Accounts payable	41,601	50,038
Other accrued liabilities	110,354	128,317

Total current liabilities	875,414	885,908

Noncurrent Liabilities
Pension and other liabilities	146,892	145,295

Total noncurrent liabilities	146,892	145,295

Liabilities Subject to Compromise	1,088,957	1,087,808
Net Stockholders’ Deficiency	(1,162,379)	(1,047,049)

	$948,884	$1,071,962

See accompanying notes.

WESTPOINT STEVENS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

		(As Restated)		(As Restated)
		(Note 1)		(Note 1)
	(In thousands, except per share data)
Net sales	$284,747	$382,992	$618,952	$782,632
Cost of goods sold	268,383	330,855	579,239	673,175

Gross earnings	16,364	49,137	39,713	109,457
Selling, general and administrative expenses	48,296	56,292	98,842	112,077
Restructuring and impairment charge	1,971	1,997	3,117	2,228

Operating loss	(33,903)	(9,152)	(62,246)	(4,848)
Interest expense (contractual interest of $41,842 and $83,111 for the three and six months ended June 30, 2005, and $38,787 and $75,422 for the three and six months ended June 30, 2004, respectively)	22,175	19,099	43,540	36,912
Other expense (income) — net	(1,293)	(1,820)	(315)	1,010
Chapter 11 expenses	8,088	8,383	15,552	16,502

Loss before income tax expense (benefit)	(62,873)	(34,814)	(121,023)	(59,272)
Income tax expense (benefit)	388	2,551	(2,132)	6,829

Net loss	$(63,261)	$(37,365)	$(118,891)	$(66,101)

Basic and diluted net loss per common share	$(1.27)	$(0.75)	$(2.38)	$(1.33)

Basic and diluted average common shares outstanding	49,897	49,897	49,897	49,897

See accompanying notes.

WESTPOINT STEVENS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,

	2005	2004

		(As Restated)
		(Note 1)
	(In thousands)
Cash flows from operating activities:
Net loss	$(118,891)	$(66,101)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	55,585	44,334
Deferred income taxes	(2,133)	6,813
Changes in working capital	50,909	(17,667)
Other — net	1,499	5,837
Non-cash component of restructuring and impairment charge	75	1,818

Net cash used for operating activities	(12,956)	(31,024)

Cash flows from investing activities:
Capital expenditures	(4,183)	(10,883)
Net proceeds from sale of assets	2,235	5,493

Net cash used for investing activities	(1,948)	(5,390)

Cash flows from financing activities:
Senior Credit Facility:
Repayments	(1,041)	(4,270)
DIP Credit Agreement:
Borrowings	275,461	426,120
Repayments	(258,869)	(379,000)

Net cash provided by financing activities	15,551	42,850

Net increase in cash and cash equivalents	647	6,436
Cash and cash equivalents at beginning of period	10,632	3,660

Cash and cash equivalents at end of period	$11,279	$10,096

See accompanying notes.

WESTPOINT STEVENS INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET STOCKHOLDERS’ DEFICIENCY (Unaudited)

		Common Stock
		and Capital in	Treasury Stock			Accumulated Other
		Excess of			Accumulated	Comprehensive
	Shares	Par Value	Shares	Amount	Deficit	Income (Loss)	Total

	(In thousands)
Balance, January 1, 2005	71,000	$457,966	(21,202)	$(416,133)	$(969,780)	$(119,102)	$(1,047,049)
Comprehensive income (loss):
Net income (loss)	—	—	—	—	(118,891)	—	(118,891)
Foreign currency translation adjustment	—	—	—	—	—	(230)	(230)
Cash flow hedges:
Net derivative gains, net of tax benefit of $2,133	—	—	—	—	—	3,791	3,791

Comprehensive loss							(115,330)

Balance, June 30, 2005	71,100	$457,966	(21,202)	$(416,133)	$(1,088,671)	$(115,541)	$(1,162,379)

See accompanying notes.

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Basis of Presentation
      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

Restatement of Financial Statements
      During 2004, the Company determined that certain of its previously issued financial statements required restatement as a result of the Company’s reserve for income tax contingencies and certain other reserves being previously recorded at amounts in excess of the amounts permitted under generally accepted accounting principles. In connection with the Company’s emergence from a previous bankruptcy filing in September 1992, it applied the provisions of SOP 90-7, and recorded liabilities for certain income tax and other matters which, at such time, the Company concluded were estimable and probable of occurrence. In 2004, the Company concluded that a restatement was required due to a misapplication of accounting principles in connection with the preparation of its financial statements in prior years. Such misapplication of accounting principles led to the reserve for income tax contingencies and other reserves being overstated by $80.8 million and $4.5 million (net of income taxes of $2.8 million), respectively. As a result of these reserves initially being established with a corresponding increase to accumulated deficit (after reflecting the impact of the amortization of excess reorganization value), the restated financial statements adjust the related liabilities with a corresponding decrease to accumulated deficit. At January 1, 2002, the cumulative impact of the restatement on the Company’s accumulated deficit reduced the previously reported accumulated deficit by approximately $85.3 million. The restatement results in the need to establish valuation allowances for deferred taxes in 2003 that previously were established in 2004. Such restatement adjustment is a non-cash activity for purposes of the statement of cash flows.
      The Company restated its 2003 financial statements (i) to reclassify $4.0 million of translation losses, which were previously reported as a component of accumulated other comprehensive loss within net stockholders’ deficiency into earnings as a result of the permanent conversion of foreign denominated debt into US dollars, (ii) to reverse a fixed asset restructuring charge recorded in 2003 aggregating $37.0 million and record accelerated depreciation expense of $26.0 million in 2003 and $11.0 million in 2004 based on the remaining depreciable lives of the fixed assets and (iii) to record restructuring charges related to employee termination benefits aggregating $6.1 million in 2003 that were prevail recorded in 2004. The Company also restated its accumulated deficit as of January 1, 2002 to reduce its workers’ compensation reserves by $3.7 million (net of income taxes of $2.3 million) with a corresponding decrease to accumulated deficit as the Company determined such reserves were overstated, and were previously recognized in 2004. The Company concluded that a restatement was required due to a misapplication of accounting principles in connection with the preparation of its financial statements in prior years.

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
      The following tables reflect the impact of the restatement on the relevant captions from the Company’s financial statements for the three and six months ended June 30, 2004 and as of December 31, 2003 (in thousands of dollars):

Changes to Statements of Operations

	Three Months Ended
	June 30, 2004

	As Reported	Adjustments	As Restated

Cost of goods sold	$330,667	$3,188	$333,855
Restructuring and impairment charge	$3,473	$(1,476)	$1,997
Loss from operations before income tax expense (benefit)	$(33,102)	$(1,712)	$(34,814)
Income tax expense (benefit)	$(9,108)	$11,659	$2,551

Net loss	$(23,994)	$(13,371)	$(37,365)

Basic and diluted net loss per common share	$(.48)	$(.27)	$(.75)

	Six Months Ended
	June 30, 2004

	As Reported	Adjustments	As Restated

Cost of goods sold	$662,141	$11,034	$673,175
Restructuring and impairment charge	$8,286	$(6,058)	$(2,228)
Loss from operations before income tax expense (benefit)	$(54,296)	$(4,976)	$(59,272)
Income tax expense (benefit)	$(15,423)	$22,252	$6,829

Net loss	$(38,873)	$(27,228)	$(66,101)

Basic and diluted net loss per common share	$(.78)	$(.55)	$(1.33)

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
      Changes to Balance Sheet

	December 31, 2003

	As Reported	Adjustments	As Restated

Current Assets:
Prepaid expenses and other current assets	$32,996	$(11,360)	$21,636
Property, Plant and Equipment:
Buildings	$343,441	$16,793	$360,234
Machinery and equipment	$1,009,367	$20,165	$1,029,532
Accumulated depreciation	$(754,713)	$(25,924)	$(780,637)
Current Liabilities:
Accrued employee compensation	$20,719	$6,058	$26,777
Other accrued liabilities	$33,053	$(2,737)	$30,316
Noncurrent Liabilities:
Deferred income taxes	$87,179	$(33,612)	$53,567
Other liabilities	$45,057	$(8,889)	$36,168
Liabilities Subject to Compromise	$1,086,869	$(1,683)	$1,085,186
Net Stockholders’ Deficiency:
Accumulated deficit	$(827,042)	$36,517	$(790,525)
Accumulated other comprehensive income loss	$(110,359)	$4,020	$(106,339)
      The restatement did not result in any changes to the net cash flows from operations, investing or financing activities in the Statement of Cash Flows for the six months ended June 30, 2004, although it did impact certain components of net cash flows from operations for such period.

2.	Chapter 11 Filing
      On June 1, 2003 (the “Petition Date”), the Company and several of its subsidiaries (together with the Company, the “Debtors”) each commenced a voluntary case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Debtors were authorized to operate their businesses and manage their properties as debtors in possession pursuant to section 1107(a) and 1108 of the Bankruptcy Code. The Bankruptcy Court also approved, under interim order, access to $175 million in debtor in possession financing and subsequently approved, under final order, access to $300 million of debtor in possession financing for use by the Company, pursuant to a Post-Petition Credit Agreement, dated as of June 2, 2003, among WestPoint Stevens Inc. and certain of its subsidiaries, the financial institutions named therein and Bank of America, N.A. and Wachovia Bank, National Association (the “DIP Credit Agreement”).
      On June 2, 2003, the Bankruptcy Court entered a number of orders enabling the Company to continue regular operations throughout the reorganization proceeding. These orders authorized, among other things, normal payment of employee salaries, wages and benefits; continued participation in workers’ compensation insurance programs; payment to vendors for post-petition delivery of goods and services; payment of certain pre-petition obligations to customers; and continued payment of utilities.
      On August 28, 2003, one of the Company’s foreign subsidiaries, WestPoint Stevens (Europe) Ltd., commenced an insolvency proceeding in the United Kingdom and is in the process of being liquidated, and inactive subsidiaries have applied to be dissolved. The losses associated with the closure of the foreign subsidiary are estimated to total approximately $9.3 million consisting of translation losses of $4.0 million,

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
inventory writedowns of $3.9 million and accounts receivable writedowns for claims of $1.4 million. These charges are reflected in restructuring, impairment and other charges.
Basis of Presentation
      The Company’s condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable on a going concern basis. Except as otherwise disclosed, these principles assume that assets will be realized and liabilities will be discharged in the ordinary course of business. The Company’s consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.
      The Company’s consolidated financial statements included elsewhere in this report are presented in accordance with AICPA Statement of Position 90-7 (“Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”) (“SOP 90-7”). Under chapter 11 of the Bankruptcy Code, substantially all unsecured liabilities as of the Petition Date are subject to compromise or other treatment under a plan of reorganization which must be confirmed by the Bankruptcy Court after submission to any required vote by affected parties. For financial reporting purposes, the categories of liabilities and obligations whose treatment and satisfaction are dependent on the outcome of the chapter 11 case and classified as Liabilities Subject to Compromise in the consolidated balance sheets under SOP 90-7 are identified below (in thousands):

	June 30,	December 31,
	2005	2004

Senior Notes due 2005 and 2008:
Senior Notes outstanding	$1,000,000	$1,000,000
Related accrued interest	36,313	36,313
Related deferred financing fees (less accumulated amortization of $17,718 and $16,569, respectively)	(3,498)	(4,647)

Total	1,032,815	1,031,666
Accounts payable	30,678	30,669
Pension liabilities	8,394	8,394
Other accrued liabilities	17,070	17,079

Total	$$1,088,957	$1,087,808

      The ultimate amount of and settlement terms for the Company’s pre-bankruptcy liabilities are subject to the ultimate outcome of its chapter 11 case and, accordingly, are not presently determinable. Pursuant to SOP 90-7, professional fees associated with the chapter 11 case are expensed as incurred and reported as reorganization costs (chapter 11 expenses). Also, interest expense is reported only to the extent that it will be paid during the pendency of the chapter 11 case or that it is probable that it will be an allowed claim. During the first six months of 2005, the Company recognized charges of $15.6 million for chapter 11 expenses, consisting of $6.6 million for performance bonuses under a court approved Key Employee Retention Plan, $0.7 million related to the amortization of fees associated with the DIP Credit Agreement, $0.2 million in

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
severance associated with the resignation of the Company’s former Chairman and Chief Executive Officer and $8.1 million related to fees payable to professionals retained to assist with the chapter 11 case. During the first six months of 2004, the Company recognized charges of 16.5 million for chapter 11 expenses, consisting of $0.2 million in severance associated with the resignation of the Company’s former Chairman and Chief Executive Officer, $5.3 million for performance bonuses under a court approved Key Employee Retention Program, $2.3 million related to the amortization of fees associated with the DIP Credit Agreement and $8.7 million related to fees payable to professionals retained to assist with the chapter 11 case. During 2004, the Company recognized charges of $34.6 million for chapter 11 expenses consisting of $12.4 million for performance bonuses under a court approved Key Employee Retention Program, $4.0 million related to the amortization of fees associated with the DIP Credit Agreement, $0.5 million in severance associated with the resignation of the Company’s former Chairman and Chief Executive Officer and $17.7 million related to fees paid to professionals retained to assist with the chapter 11 case. During 2003, the Company recognized charges of $31.5 million for chapter 11 expenses, consisting of $4.9 million related to the early termination of the Company’s Trade Receivables Program, $1.3 million in severance associated with the resignation of the Company’s former Chairman and Chief Executive Officer, $7.6 million for performance bonuses under a court approved Key Employee Retention Program, $3.6 million related to the amortization of fees associated with the DIP Credit Agreement and $14.1 million related to fees payable to professionals retained to assist with the chapter 11 case.
      Assets of the Company’s subsidiaries currently excluded from the bankruptcy case total $7.5 million and $10.6 million as of June 30, 2005 and December 31, 2004, or 0.8% and 1.0% of the Company’s consolidated assets, respectively. Revenues of the subsidiaries totaled $3.6 million for the six months ended June 30, 2005, or 0.6% of the Company’s consolidated revenues, and revenues of the subsidiaries totaled $26.5 million for the year ended December 31, 2004, or 1.6% of the Company’s consolidated revenues.

3.	Inventories
      The Company uses the last-in, first-out (“LIFO”) method of accounting for substantially all inventories for financial reporting purposes. Interim determinations of LIFO inventories are necessarily based on management’s estimates of year-end inventory levels and costs. Subsequent changes in these estimates, including the final year-end LIFO determination, and the effect of such changes on earnings are recorded in the interim periods in which they occur.
      Inventories consisted of the following (in thousands of dollars):

	June 30,	December 31,
	2005	2004

Finished goods	$116,738	$127,499
Work in process	135,509	142,016
Raw materials and supplies	39,257	43,134
LIFO reserve	—	—

	$291,504	$312,649

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)

4.	Indebtedness and Financial Arrangements
      Indebtedness is as follows (in thousands of dollars):

	June 30,	December 31,
	2005	2004

Short-term indebtedness
Senior Credit Facility	$482,856	$483,897
Second-Lien Facility	165,000	165,000
DIP Credit Agreement	74,741	58,149

	$722,597	$707,046

Short-term indebtedness classified as liabilities subject to compromise
7 7/8% Senior Notes due 2005	$525,000	$525,000
7 7/8% Senior Notes due 2008	475,000	475,000

	$1,000,000	$1,000,000

      The DIP Credit Agreement consists of revolving credit loans of up to $300 million (with a sublimit of $75 million for letters of credit) with an initial term of one year and an initial maturity date of June 2, 2004. At its option, the Company may extend the term for up to two successive periods of six months each. On April 28, 2004 and November 1, 2004, the Company exercised its options to extend the DIP Credit Agreement for additional six month periods, revising the maturity date to June 2, 2005. In March 2005, the Company initiated discussions with its DIP lenders to extend the maturity date of the DIP Credit Agreement beyond June 2, 2005, and on May 17, 2005 the bankruptcy court approved an amendment to the DIP Credit Agreement extending the maturity date to the earliest to occur of December 2, 2005 or the consummation of a sale, pursuant to Section 363 of the Bankruptcy Code or pursuant to a confirmed plan of reorganization or liquidation pursuant to Chapter 11 of the Bankruptcy Code. At June 30, 2005, borrowing availability under the DIP Credit Agreement was $108.7 million and consisted of a calculated borrowing base of $219.4 million less outstanding loans of $74.7 million, outstanding letters of credit of $31.0 million and other reserves of $5.0 million. The Company accrues interest on the DIP Credit Agreement pursuant to a pricing matrix which is based on average availability and adjusted quarterly. Interest is recorded based on the margin added to prime-based loans (margin of 0.25% to 1.00%) or LIBOR-based loans (margin of 2.25% to 3.00%). At June 30, 2005 the borrowing margins were 0.50% and 2.50%, respectively. The DIP Credit Agreement also has an unused line fee based on average availability and adjusted quarterly having a range of 0.375% to 0.75%. At June 30, 2005 the unused line fee was 0.50%.
      At June 30, 2005, the Company was in compliance with its covenants under the DIP Credit Agreement. The DIP Credit Agreement was paid in full subsequent to June 30, 2005. See Note 14, Subsequent Evens.
      At June 30, 2005, the Company’s Senior Credit Facility with certain lenders (collectively, the “Banks”) consisted of a $591.8 million revolving credit facility (“Revolver”) subject to interim facility limitations, with a Revolver maturity date of November 30, 2004. Effective with the chapter 11 filing, additional borrowings under the Senior Credit Facility are no longer available to the Company.
      Effective March 31, 2003, the Senior Credit Facility was amended primarily to provide for an interim facility limitation and to add an unused commitment fee. At the option of the Company and effective with the last amendment to the Senior Credit Facility, interest under the Senior Credit Facility was payable monthly, either at the prime rate plus 5.25% or LIBOR plus 7.00%, compared to prime rate plus 2.75%, or LIBOR plus 4.50% in effect at December 31, 2002. Effective with the Chapter 11 filing, loans under the Senior Credit Facility are no longer available to the Company. Prior to the chapter 11 filing, the Company was obligated to

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
pay a facility fee in an amount equal to 0.50% of each Bank’s commitment under the Revolver, and an unused commitment fee in an amount equal to 1.00% of the difference between the revolver commitment and the daily outstanding loans and letters of credit. Effective with the chapter 11 filing, the Company is no longer obligated to pay a facility fee or an unused commitment fee for the Senior Credit Facility. The loans under the Senior Credit Facility are secured by the pledge of all the stock of the Company’s material subsidiaries and a first priority lien on substantially all of the assets of the Company.
      The Company had a $165.0 million Second-Lien Senior Credit Facility (“Second-Lien Facility”) with a maturity date of February 28, 2005. Effective with the Company’s chapter 11 filing, interest under the Second-Lien Facility is payable monthly, as opposed to quarterly prior to the filing, at an interest rate of prime plus 8% increasing each quarter after June 30, 2002, by .375% but in no event less than 15%. Loans under the Second-Lien Facility are secured by a second priority lien on the assets securing the existing Senior Credit Facility.
      The 7 7/8% Senior Notes due 2005 and 7 7/8% Senior Notes due 2008 (together, the “Senior Notes”) are general unsecured obligations of the Company and rank pari passu in right of payment with all existing or future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Senior Notes bear interest at the rate of 7 7/8% per annum, and prior to the Company’s chapter 11 filing were payable semi-annually on June 15 and December 15 of each year. Effective with the Company’s chapter 11 filing, interest on the Senior Notes is no longer paid or accrued. The Senior Notes are redeemable, in whole or in part, at any time at the option of the Company at 100% of the principal amount thereof plus the Make-Whole Premium (as defined) plus accrued and unpaid interest, if any, to the date of purchase. In addition, in the event of a Change of Control (as defined), the Company will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. Neither the redemption option nor the Change of Control provisions are relevant in the Company’s chapter 11 case.
      The Company’s credit agreements contain a number of customary covenants including, among others, restrictions on the incurrence of indebtedness, transactions with affiliates, and certain asset dispositions as well as limitations on restricted debt and equity payments and capital expenditures. Certain provisions require the Company to maintain certain financial ratios, a minimum interest coverage ratio, a minimum debt to EBITDA ratio, a minimum EBITDA, a minimum consolidated net worth (as defined) and a minimum availability. The Company can no longer make restricted debt and equity payments. Other than the DIP Credit Agreement, the Company was not in compliance with the covenants under its various other credit agreements, primarily as a result of the chapter 11 filing and failure to meet certain financial covenants.

5.	Restructuring, Impairment and Other Charges
      In 2000, the Company announced that its Board of Directors had approved an Eight-Point Plan, which was created to be the guiding discipline for the Company in a global economy. The Board also approved a pretax charge for restructuring, impairment and other charges to cover the initial cost of implementing the Eight-Point Plan that was designed to streamline operations and improve profitability. The Eight-Point Plan addresses the following points: 1) expand brands; 2) explore new licensing opportunities; 3) rationalize manufacturing; 4) reduce overhead; 5) increase global sourcing; 6) improve inventory utilization; 7) enhance supply chain and logistics; and 8) improve capital structure.

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
      On September 20, 2002, the Company announced that its Board of Directors had approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability through reallocation of production assets from bath products to basic bedding products and through rationalization of its retail stores division. The Company initially expected the restructuring initiatives to result in a $36.5 million pretax charge for restructuring, impairment and other charges, with approximately $20 million of the pretax charge expected to be non-cash items.
      As a result of additions to the initial restructuring initiatives related to the closure of its Rosemary (NC) towel fabrication and distribution facilities and its WestPoint Stevens (Europe) Ltd. Foreign subsidiary, the Company’s restructuring initiatives resulted in a $51.7 million pretax charge for restructuring, impairment and other charges, with approximately $35.7 million of the pretax charge being non-cash items. All charges were recorded in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 146, Accounting for Costs Associated with Exit or Disposal Activities and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The restructuring plan approved in 2002 was completed in the second quarter of 2004.
      As a result of the restructuring initiatives begun in 2002, the Company announced the closure of its Rosemary (NC) towel finishing facility, the conversion of its Rosemary (NC) towel fabrication and distribution facilities to basic bedding facilities and the closure of its Dalton (GA) utility bedding facility. The Company announced on April 25, 2003 that the Rosemary (NC) towel fabrication and distribution facilities that were previously disclosed as being converted to basic bedding facilities would now be closed. The Company also announced the closure of twenty-two retail stores and the closure of its WestPoint Stevens (Europe) Ltd. foreign subsidiary.
      The cost of the manufacturing and retail store rationalization and certain overhead reduction costs were reflected in a restructuring and impairment charge of $6.6 million, before taxes, in 2002, a restructuring and impairment charge of $12.6 million, before taxes, in 2003 and a restructuring and impairment charge of $0.4 million, before taxes, in 2004. The components of the restructuring and impairment charge in 2002 included $4.4 million for the impairment of fixed assets and $2.2 million in reserves to cover cash expenses related primarily to severance benefits. The components of the restructuring and impairment charge in 2003 included $7.0 million for the impairment of fixed assets and $5.6 million in reserves to cover cash expenses related to severance benefits of $5.2 million and other exit costs of $0.4 million. Other exit costs in 2003 also included a $4.0 million charge related to foreign currency translation losses previously included in other comprehensive income related to debt previously denominated in pounds which was permanently converted to dollars. The components of the restructuring and impairment charge in 2004 included $0.4 million in reserves to cover cash expenses related to severance benefits.
      During 2002, 2003 and 2004 as a result of restructuring initiatives approved in 2002, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 500 employees.

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
      The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

		Employee	Other
	Writedown	Termination	Exit	Total
	Assets	Benefits	Costs	Charge

2002 Restructuring and Impairment Charge:
Third Quarter	$4.3	$1.6	$—	$5.9
Fourth Quarter	0.1	0.5	0.1	0.7

Total 2002 Charge	4.4	2.1	0.1	6.6
2003 Restructuring and Impairment Charge:
First Quarter	0.2	0.8	0.4	1.4
Second Quarter	6.8	4.3	0.8	11.9
Third Quarter	0.8	0.2	4.0	5.0
Fourth Quarter	(0.8)	(0.1)	(0.8)	(1.7)

Total 2003 Charge	7.0	5.2	4.4	16.6
2004 Restructuring and Impairment Charge:
First Quarter	—	0.2	—	0.2
Second Quarter	—	0.2	—	0.2

Total 2004 Charge	—	0.4	—	0.4
Writedown Assets to Net Recoverable Value	(11.4)	—	4.0	(15.4)
2002 Cash Payments	—	(1.5)	—	(1.5)
2003 Cash Payments	—	(4.6)	(0.4)	(5.0)
2004 Cash Payments	—	(1.6)	(0.1)	(1.7)

Balance at June 30, 2005	$—	$—	$—	$—

      During 2002, other costs of the restructuring initiatives of $11.6 million, before taxes, were recognized consisting of inventory writedowns of $10.5 million primarily related to the rationalization of its retail stores division and other expenses of $1.1 million, consisting primarily of related unabsorbed overhead, all reflected in cost of goods sold. During 2003, other costs of the restructuring initiatives of $16.0 million, before taxes, were recognized consisting of inventory writedowns of $8.4 million primarily related to the closure of its foreign subsidiary and the rationalization of its retail stores division, accounts receivable writedowns for claims of $1.4 million related to the closure of its foreign subsidiary and other expenses of $6.2 million, consisting primarily of $4.1 million of related unabsorbed overhead, $1.2 million for the relocation of machinery and other expenses of $0.9 million, all reflected in cost of goods sold. During 2004, other costs of the restructuring initiatives of $0.4 million, before taxes, were recognized for relocation of machinery, all reflected in cost of goods sold.
      During the third quarter of 2003, the Company’s Board of Directors approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability through a further realignment of manufacturing capacity. Costs of restructuring initiatives may result in restructuring, impairment and other pretax charges of up to $84.3 million, of which up to $55.6 million of the pretax charge may relate to non-cash items. The charges for the restructuring initiatives began in the fourth quarter of 2003 and will continue into 2005 in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, SFAS No. 112, Employers’ Accounting for Postemployment Benefits and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
      As a result of the restructuring initiatives begun in 2003, the Company announced the closure of its Dunson (GA) sheeting facility, its Dixie (GA) towel facility, its Coushatta (LA) utility bedding facility, its Fairfax (AL) towel greige facility and its Longview (NC) bed accessory facility (which was announced on October 1, 2004). The Company also announced the conversion of its Lanier (AL) sheeting facility to towel production and the conversion of its Greenville (AL) blanket facility to a utility bedding facility.
      The cost of the manufacturing rationalization was reflected in a restructuring and impairment charge of $6.1 million, before taxes, in 2003, a restructuring and impairment charge of $12.9 million, before taxes, in 2004 and a restructuring and impairment charge of $1.5 million, before taxes, in the first six months of 2005. The restructuring and impairment charge in 2003 reflected reserves to cover cash expenses related to severance benefits. The components of the restructuring and impairment charge in 2004 included $9.4 million for the impairment of fixed assets and $3.5 million in reserves to cover cash expenses related to severance benefits. The components of the restructing and impairment charge in the first six months of 2005 included $1.1 million in reserves to cover cash expenses related to severance benefits and $0.4 million of facility continuing costs.
      During 2004 and 2005 as a result of restructuring initiatives approved in 2003, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 650 employees.
      The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

		Employee	Other
	Writedown	Termination	Exit	Total
	Assets	Benefits	Costs	Charge

2003 Restructuring and Impairment Charge:
Fourth Quarter	$—	$6.1	$—	$6.1
2004 Restructuring and Impairment Charge:
Second Quarter	1.8	—	—	1.8
Third Quarter	7.6	2.8	—	10.4
Fourth Quarter	—	0.7	—	0.7

Total 2004 Charge	9.4	3.5	—	12.9
2005 Restructuring and Impairment Charge:
First Quarter	—	0.6	0.3	0.9
Second Quarter	—	0.5	0.1	0.6
Writedown Assets to Net Recoverable Value	(9.4)	—	—	(9.4)
2004 Cash Payments	—	(6.8)	—	(6.8)
2005 Cash Payments	—	(2.1)	(0.4)	(2.5)

Balance at June 30, 2005	$—	$1.8	$—	$1.8

      During 2003, other costs of the restructuring initiatives of $1.4 million, before taxes, were recognized consisting of inventory writedowns of $1.0 million and other expenses of $0.4 million, consisting of related unabsorbed overhead, all reflected in cost of goods sold. During 2004, other costs of the restructuring initiatives of $16.4 million, before taxes, were recognized consisting of $1.7 million for inventory writedowns, $9.8 million of related unabsorbed overhead, $4.7 million for the relocation of machinery and other expenses of $0.2 million, all reflected in cost of goods sold. During the first six months of 2005, other costs of the

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
restructuring initiatives of $0.3 million, before taxes, were recognized consisting of $0.2 million for inventory writedowns and $0.1 million of related unabsorbed overhead, all reflected in cost of goods sold.
      During the third quarter of 2004, the Company’s Board of Directors, as part of the development of a revised business plan, approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability. Costs of restructuring initiatives may result in restructuring, impairment and other pretax charges of up to $226.8 million, of which up to $139.1 million of the pretax charge may relate to non-cash items (including accelerated depreciation expense). The charges for the restructuring initiatives were recorded in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, SFAS No. 112, Employers’ Accounting for Postemployment Benefits and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.
      As a result of the restructuring initiatives begun in 2004, the Company announced the closure of its Alamance (SC) sheet fabrication and distribution facility, its Clemson (SC) greige sheeting, fabrication and distribution facility, its Middletown (IN) utility bedding facility, its Sparks (NV) utility bedding facility and its Drakes Branch (VA) towel greige facility. The Company also announced a significant reduction in workforce at its Clemson (SC) finishing plant. The Company is in the process of determining any remaining facilities that may be affected by its ongoing reorganization efforts. These plant closings will provide the Company with greater production efficiency and better-aligned capacity to compete more effectively in a global economy.
      The cost of the manufacturing rationalization was reflected in a restructuring and impairment charge of $33.1 million, before taxes, in 2004 and a restructuring and impairment charge of $1.6 million, before taxes, in the first six months of 2005. The restructuring and impairment charge in 2004 consisted of reserves to cover cash expenses related to severance benefits. The components of the restructuring and impairment charge in the first six months of 2005 included $0.1 million for the impairment of fixed assets and $1.5 million for facility continuing costs.
      During 2005 as a result of restructuring initiatives approved in 2004, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 2,150 employees.
      The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

		Employee	Other
	Writedown	Termination	Exit	Total
	Assets	Benefits	Costs	Charge

2004 Restructuring and Impairment Charge:
Fourth Quarter	$—	$33.1	$—	$33.1
2005 Restructuring and Impairment Charge:
First Quarter	0.1	—	0.1	0.2
Second Quarter	—	—	1.4	1.4
Writedown Assets to Net Recoverable Value	(0.1)	—	—	(0.1)
2004 Cash Payments	—	(0.1)	—	(0.1)
2005 Cash Payments	—	(8.8)	(1.5)	(10.3)

Balance at June 30, 2005	$—	$24.2	$—	$24.2

      During the first six months of 2005, other costs of the restructuring initiatives of $38.2 million, before taxes, were recognized consisting of inventory writedowns of $14.2 million and other expenses of $24.0 million, consisting primarily of related unabsorbed overhead, all reflected in cost of goods sold.

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)

6.	Accelerated Depreciation Expense
      As a result of the Board of Directors approval of the Company’s revised business plans in 2003 and 2004, the Company recorded accelerated depreciation expense of $7.8 million and $27.6 million in the three and six months ended June 30, 2005, respectively, and $45.2 million in 2004 (of which $3.2 million and $11.0 million were recorded in the three and six months ended June 30, 2004, respectively) on certain fixed assets. The Company adjusted the remaining depreciable lives for the affected fixed assets to be consistent with assumptions in the Company’s revised business plan. The accelerated depreciation expense is reflected in cost of goods sold in the accompanying statements of operations.

7.	Income Taxes
      At June 30, 2005, the Company’s deferred income tax asset valuation allowance aggregated $147.3 million of which $38.5 million was recorded during the six-month period ended June 30, 2005, $63.3 million during 2004 and $45.5 million during 2003, totaling $147.3 million. The Company continued to evaluate all positive and negative evidence associated with its deferred tax assets and concluded that a valuation allowance should be established such that total net deferred tax assets are recorded at zero. As part of this process, the Company concluded that it was not appropriate to rely on future taxable income as a source of evidence to realize certain net operating losses given the uncertainty of the Company’s current financial condition.
      During the second quarter of 2004, certain contingencies related to the NOLs were resolved and the Company reevaluated its position on the tax benefits associated with these carryforwards. As a result of this analysis, the Company recorded a $53.6 million financial statement benefit in the second quarter of 2004. The benefit was recorded in equity (rather than in the statement of operations) because the NOLs involved were generated prior to emergence from the Company’s previous bankruptcy. This treatment is in accordance with the accounting rules of Statement of Position 90-7 (Financial Reporting by Entities in Reorganization under the Bankruptcy Code).

8.	Comprehensive (Loss)
Comprehensive (loss) is as follows (in thousands of dollars):

	Three Months Ended		Six Months Ended

	2005	2004	2005	2004

Net loss	$(63,261)	$(37,365)	$(118,891)	$(66,101)
Foreign currency translation adjustment	(152)	(116)	(230)	(171)
Gain (loss) on derivative instruments, net of tax:
Net changes in fair value of derivatives	(467)	(6,504)	1,798	(15,051)
Net (gains) losses reclassified from other comprehensive income into earnings	(221)	1,976	1,993	2,939

Comprehensive income (loss)	$(64,101)	$(42,009)	$(115,330)	$(78,384)

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)

9.	Deferred Financing Fees
      Amendment fees and transaction fees related to the Company’s various credit agreements are capitalized in the period incurred and amortized over the remaining term of the facility. Included in Other expense-net in the accompanying Consolidated Statements of Operations for the three and six months ended June 30, 2005, is the amortization of deferred financing fees of $0.5 million and $1.9 million, respectively, compared with $3.3 million and $6.5 million, respectively, for the three and six months ended June 30, 2004, related to the Company’s credit facilities other than the DIP Credit Agreement. Deferred financing fees related to the DIP Credit Agreement are included in chapter 11 expenses and totaled $0.3 million and $0.7 million, respectively, for the three and six months ended June 30, 2005 and totaled $1.0 million and $2.3 million, respectively, for the three and six months ended June 30, 2004.

10.	Employee Benefit Plans

Pension Plans
      The Company has defined benefit pension plans covering essentially all employees. Benefits are based on years of service and compensation, and the Company’s practice is to fund amounts that are required by the Employee Retirement Income Security Act of 1974. Effective January 1, 2005 and as a result of the Company’s financial restructuring during bankruptcy, the Company’s pension plans were amended to cease all future benefit accruals. The Company uses December 31 as the measurement date of its defined benefit pension plans. See Note 14, Subsequent Events.
      The following table sets forth data for the Company’s pension plans (in thousands of dollars):

	Three Months Ended		Six Months Ended

	2005	2004	2005	2004

Components of net periodic pension cost (benefit):
Service cost	$—	$2,328	$—	$4,657
Interest cost	5,714	5,807	11,428	11,613
Expected return on plan assets	(5,248)	(5,400)	(10,997)	(10,800)
Net amortization	2,908	2,695	5,816	5,391

Net periodic pension expense	$3,374	$5,430	$6,247	$10,861

      Based on actuarial information available at December 31, 2004, the Company estimates that contributions to its pension plans in 2005 will total approximately $14.1 million, reflecting both quarterly and annually required contributions.

Other Post-Retirement Benefit Plans
      In addition to sponsoring defined benefit pension plans, the Company sponsors various post-retirement plans that provide health care and life insurance benefits to certain current and future retirees. All such post-retirement benefit plans are unfunded. The Company uses December 31 as the measurement date of its post-retirement plans.
      Net periodic post-retirement benefit plans expense is not material during the three-month periods ended June 30, 2005 and 2004.

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)

11.	Litigation and Contingent Liabilities
      Except as stated below, as of the Petition Date, the following actions in which the Company is a defendant have been enjoined from further proceedings pursuant to section 362 of the Bankruptcy Code. To the extent parties have filed timely proofs of claim, the Bankruptcy Court will determine the amount of their pre-bankruptcy claims against the Company. In certain instances, the Bankruptcy Court may permit actions to proceed to judgment for the purpose of determining the amount of the pre-bankruptcy claim against the Company. Lawsuits based on facts arising solely after the commencement of the Company’s chapter 11 case are not stayed by section 362 of the Bankruptcy Code.
      On October 5, 2001, a purported stockholder class action suit, entitled Norman Geller v. WestPoint Stevens Inc., et al. (the “Geller action”), was filed against the Company and certain of its former officers and directors in the United States District Court for the Northern District of Georgia. (A subsequent and functionally identical complaint was also filed.) The actions were consolidated by Order dated January 25, 2002. Plaintiffs served a Consolidated Amended Complaint (the “Amended Complaint”) on March 29, 2002. The Amended Complaint asserted claims against all Defendants under § 10(b) of the Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and against the Company and Defendant Holcombe T. Green, Jr. as “controlling persons” under § 20(a) of the Exchange Act. The Amended Complaint alleged that, during the putative class period (i.e., February 10, 1999, to October 10, 2000), the Company and certain of its officers and directors caused false and misleading statements to be issued regarding, inter alia, alleged overcapacity and excessive inventories of the Company’s towel-related products and customer demand for such products and that certain Individual Defendants wrongfully sold or pledged Company stock at inflated prices for their benefit. The Amended Complaint referred to the Company’s press releases and quarterly and annual reports on Securities Exchange Commission Forms 10-Q and 10-K, which discussed the Company’s results and forecasts for the fiscal years 1999 and 2000. Plaintiffs alleged that these press releases and public filings were false and misleading because they failed to disclose that the Company allegedly “knew sales would be adversely affected in future quarters and years.” Plaintiffs also alleged in general terms that the Company materially overstated revenues by making premature shipments of products.
      The Company’s insurance carrier reached an agreement to settle the Geller action at no cost to the Company. The settlement was approved by the Bankruptcy Court and received final approval through a fairness hearing before the United States District Court for the Northern District of Georgia on November 16, 2004.
      On March 11, 2002, a shareholder derivative action, entitled Gordon Clark v. Holcombe T. Green, Jr., et al. (the “Clark action”), was filed against certain of the Company’s former directors and officers in the Superior Court of Fulton County, Georgia. The Complaint alleged that the named individuals breached their fiduciary duties by acting in bad faith and wasting corporate assets. The Complaint also asserted claims under Georgia Code Ann. §§ 14-2-740 to 14-2-747 and 14-2-831. The claims were based on the same or similar facts as are alleged in the Geller action.
      The Clark action was voluntarily dismissed on June 28, 2004.
      On July 1, 2002, a shareholder derivative action, entitled John Hemmer v. Holcombe T. Green, Jr., et al. (the “Hemmer action”), was filed against Mr. Green and certain of the Company’s other current and former directors including Messrs. Hugh M. Chapman, John F. Sorte and Ms. M. Katherine Dwyer in the Court of Chancery in the State of Delaware in and for New Castle County. The Complaint alleged that the named individuals breached their fiduciary duties and knowingly or recklessly failed to exercise oversight responsibilities to ensure the integrity of the Company’s financial reporting. The Complaint also asserted that certain of the named individuals used proprietary Company information in selling or pledging Company stock at inflated prices for their benefit. The claims were based on the same or similar facts as are alleged in the Geller action.

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
      The Hemmer action was voluntarily dismissed on August 25, 2004.
      On March 21, 2002, an Adversary Complaint of Debtors and Debtors in Possession Against WestPoint Stevens Inc. was filed by Pillowtex, Inc., a Delaware corporation, et al., and Pillowtex Corporation, et al., against the Company in the United States Bankruptcy Court for the District of Delaware. Pillowtex Corporation and its related and affiliated companies (“Pillowtex”) as Debtors and Debtors in Possession allege breach of a postpetition contract (the “Sale Agreement”) dated January 31, 2001, among Pillowtex, Ralph Lauren Home Collection, Inc. (“RLH”) and Polo Ralph Lauren Corporation (“PRLC”) collectively referred to as “Ralph Lauren” and the Company. Pillowtex alleges that the Company refused to perform its purchase obligation under the Sales Agreement and is liable to it for $4,800,000 plus potentially significant other consequential damages. The Company believes that the complaint is without merit and intends to contest the action vigorously. The case is currently stayed due to the Company’s bankruptcy filing.
      The Company is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and nonhazardous substances and wastes used in or resulting from its operations and potential remediation obligations thereunder. Certain of the Company’s facilities (including certain facilities no longer owned or utilized by the Company) have been cited or are being investigated with respect to alleged violations of such laws and regulations. The Company is cooperating fully with relevant parties and authorities in all such matters. The Company believes that it has adequately provided in its financial statements for any expenses and liabilities that may result from such matters. The Company also is insured with respect to certain of such matters. The Company’s operations are governed by laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical and ergonomic hazards in the workplace.
      Although the Company does not expect that compliance with any of such laws and regulations will adversely affect the Company’s operations, there can be no assurance such regulatory requirements will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such requirements.
      The Company and its subsidiaries are involved in various other legal proceedings, both as plaintiff and as defendant, which are normal to its business. It is the opinion of management that the aforementioned actions and claims, if determined adversely to the Company, will not have a material adverse effect on the financial condition or operations of the Company taken as a whole.

12.	Stock Options
      At June 30, 2005, the Company had several stock-based compensation plans, established in Statement of Financial Accounting Standards No. 123. In accordance with SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, the Company continues to apply the intrinsic value method of APB Opinion No. 25, Accounting for Stock Issued to Employees in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock incentive plan. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method as established in Statement of Financial Accounting Standards No. 123 as amended by Statement No. 148, the Company’s net income (loss) and earnings (loss) per

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
common share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

	Three Months Ended		Six Months Ended

	2005	2004	2005	2004

Net loss as reported	$(63,261)	$(37,365)	$(118,891)	$(66,101)
Total stock-based compensation expenses determined under fair-value based method for all awards, net of tax	(21)	(1,064)	(117)	(2,163)

Pro forma net loss	$(63,282)	$(38,429)	$(119,008)	$(68,264)

Basic and diluted loss per common share:
As reported	$(1.27)	$(0.75)	$(2.38)	$(1.33)
Pro forma	$(1.27)	$(0.77)	$(2.39)	$(1.37)
      The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model. Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

13.	New Accounting Pronouncements
      In January 2003, the Financial Accounting Standards Board (the “FASB”) released Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). FIN 46 requires that all primary beneficiaries of Variable Interest Entities (“VIE”) consolidate that entity. FIN 46 was effective immediately for VIEs created after January 31, 2003, and to VIEs to which an enterprise obtains an interest after that date. It applied in the first fiscal year or interim period beginning after June 15, 2003, to VIEs in which an enterprise held a variable interest it acquired before February 1, 2003. In December 2003, the FASB published a revision to FIN 46 (“FIN 46R”) to clarify some of the provisions of the interpretation and to defer the effective date of implementation for certain entities. Under the guidance of FIN 46R, entities that do not have interests in structures that are commonly referred to as special purpose entities were required to apply the provisions of the interpretation in financial statements for periods ending after March 14, 2004. The Company does not have any interests in special purpose entities. Accordingly, when FIN 46R was adopted, it had no impact on the Company’s financial statements.
      On October 13, 2004, the FASB issued Statement No. 123R, Share-Based Payment, which requires all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value, and is effective for public companies (except small business issuers as defined in SEC Regulations S-B) for annual periods beginning after June 15, 2005. A calendar-year company therefore would be required to apply Statement No. 123R beginning January 1, 2006 and could choose to apply Statement No. 123 retroactively. The cumulative effect of adoption, if any, would be measured and recognized on January 1, 2006. The Company is currently evaluating the impact of this standard.
      Statement No. 151, Inventory costs, an Amendment of ARB No. 43, Chapter 4, amends ARB No. 43 to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production

WESTPOINT STEVENS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
facilities. The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of this standard.
      The FASB recently issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. Statement 154 is the result of a broader effort by the FASB to improve the comparability of cross-border financial reporting by working with the International Accounting Standards Board (IASB) toward development of a single set of accounting standards. Statement 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this Statement.

14.	Subsequent Events
      On August 8, 2005 the Company sold substantially all of its assets to an indirect, majority owned subsidiary of American Real Estate Partners, L.P. (“AREP”), which is controlled by Carl Icahn. Such sale was approved by the U.S. Bankruptcy Court. The AREP offer was the highest and best bid received in connection with the sale process approved by the Court in its reorganization proceedings for the Company.
      The transaction value of $703.5 million, included the purchase of substantially all of the assets of the Company, the repayment of the Company’s outstanding debtor-in-possession loans and assumption of certain working capital liabilities, the satisfaction of other secured claims, and the payment of $3 million for wind-down costs. The agreement also provided for the issuance on account of the first lien debt of 35% of the equity in WestPoint International, Inc. (“WPI”), a newly formed company that will own indirectly the assets of the Company, a $125 million rights offering to the first and second lien debt holders for 47.5% of the equity of WPI, and a cash investment of $187 million by AREP for 17.5% of the equity of WPI. By virtue of its position as a holder of Company debt, AREP has agreed to subscribe to its portion of the rights offering expected to represent equity interests of not less than 19% of WPI, and has further agreed to subscribe for any unexercised rights. As a result, it is expected that AREP will own in excess of 50% of the outstanding shares of WPI and may own up to 79% of the outstanding shares to the extent the subscription rights are not exercised. The first lien lenders upon the receipt of 35% of the equity of WPI and exercise of their share of the rights offering will recover 100% of their first lien debt outstanding, however the second lien lenders upon the exercise of their share of the rights offering will only recover approximately 58% of their second lien debt outstanding (subject to final adjustment) and the remaining portion would be classified as liabilities subject to compromise. Substantially all other amounts classified by the Company as liabilities subject to compromise will not be assumed by AREP. The Company will wind-down its estate, and as a result, all shares of its common stock will be cancelled with no payment.
      The Pension Benefit Guaranty Corp. has assumed responsibility for the pensions of 32,500 hourly and salaried workers and retirees of WestPoint Stevens Inc. after the Company sold substantially all of its assets on August 8, 2005.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
OF AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
      The unaudited pro forma condensed consolidated financial statement information set forth below is presented to reflect the pro forma effects of the acquisition of substantially all of the assets of WestPoint Stevens Inc. as if it occurred on the dates indicated as discussed below.
      The unaudited pro forma condensed consolidated balance sheet as of June 30, 2005 has been prepared as if the acquisition had occurred on June 30, 2005. The balance sheet used for WestPoint International, Inc. is the balance sheet as of August 8, 2005. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2005 gives effect to the unaudited pro forma adjustments necessary to account for the acquisition.
      The unaudited pro forma condensed consolidated statements of earnings for the six months ended June 30, 2005 and the year ended December 31, 2004 have been prepared as if the acquisition had occurred on January 1, 2004. The unaudited pro forma condensed consolidated statements of earnings for the six months ended June 30, 2005 and the year ended December 31, 2004 gives effect to the unaudited pro forma adjustments necessary to account for the acquisition.
      The unaudited pro forma condensed consolidated financial statement information is based on, and should be read together with (1) our consolidated financial statements as of June 30, 2005 (unaudited) and for the six months ended June 30, 2005 (unaudited) and for the year ended December 31, 2004 which has been restated in the attached unaudited pro forma condensed consolidated statement of earnings for the year ended December 31, 2004, for our acquisition of NEG Holding LLC, Panaco, Inc., GB Holdings, Inc. and Atlantic Coast Entertainment Holdings, Inc. in June 2005, (2) the consolidated financial statements as of June 30, 2005 (unaudited) and for the six months ended June 30, 2005 (unaudited) and for the year ended December 31, 2004, of WestPoint Stevens, Inc., included in this 8-K/ A filing. An 8-K was filed on August 12, 2005 disclosing the acquisition.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
June 30, 2005

	Historical
				Pro Forma
	American			Adjustments for
	Real Estate	Westpoint		WPS Acquisition
	Partners, L.P.	International, Inc	Consolidated	(1)and(2)	Pro Forma

	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$1,129,271	$100,044	$1,229,315	$(222,500)	$1,006,815
Investments	151,649		151,649		151,649
Trade, notes and other receivables	267,802	148,707	416,509		416,509
Inventories	—	262,119	262,119		262,119
Other current assets	49,843	49,743	99,586		99,586

Total current assets	1,598,565	560,613	2,159,178	(222,500)	1,936,678
Property, plant and equipment, net:
Gaming	455,812		455,812		455,812
Oil and gas	604,685		604,685		604,685
Real estate	267,853		267,853		267,853
Home furnishings	—	312,249	312,249	(98,753)	213,496

Total property, plant and equipment, net	1,328,350	312,249	1,640,599	(98,753)	1,541,846
Investments	211,602		211,602	(205,900)	5,702
Other assets	125,194	35,700	160,894	(11,300)	149,594

Total assets	$3,263,711	$908,562	$4,172,273	$(538,453)	$3,633,820

LIABILITIES AND PARTNERS’/ STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$163,498	$111,363	$274,861	$	$274,861
Current portion of long-term debt	70,162		70,162		70,162
Securities sold not yet purchased	70,873		70,873		70,873

Total current liabilities	304,533	111,363	415,896	—	415,896

Long-term debt	1,220,876		1,220,876		1,220,876
Other non-current liabilities and minority interest	111,482	1,546	113,028	257,200	370,228
Preferred limited partnership units	109,367		109,367		109,367

Total long-term liabilities	1,441,725	1,546	1,443,271	257,200	1,700,471

Commitments and contingencies
Limited partners equity	1,851,018		1,851,018		1,851,018
General partner equity	(321,644)		(321,644)		(321,644)
Treasury units at cost	(11,921)		(11,921)		(11,921)
Stockholders’ equity	—	795,653	795,653	(795,653)	—

Partners’/stockholders’ equity	1,517,453	795,653	2,313,106	(795,653)	1,517,453

Total liabilities and partners’/stockholders’ equity	$3,263,711	$908,562	$4,172,273	$(538,453)	$3,633,820

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
Six Months Ended June 30, 2005

				Pro Forma Adjustments

	Historical				Pro Forma
					Adjustments
	American Real				for WPS
	Estate	Westpoint		WPS Bankruptcy	Acquisition
	Partners, L.P.	Stevens Inc.	Consolidated	Adjustment(6)	(3),(4)and(5)	Pro Forma

	(In thousands, except unit and per unit data)
Revenues:
Gaming	$245,235	$	$245,235	$	$	$245,235
Oil and gas	89,071		89,071			89,071
Real estate	42,688		42,688			42,688
Home furnishings	—	618,952	618,952			618,952

	376,994	618,952	995,946	—	—	995,946

Expenses:
Gaming	209,579		209,579			209,579
Oil and gas	78,671		78,671			78,671
Real estate	35,841		35,841			35,841
Home furnishings	—	678,081	678,081		(36,157)	641,924
General and administrative expenses	5,624		5,624			5,624
Acquisition costs	3,362		3,362			3,362
Restructuring and impairment charges	—	3,117	3,117			3,117

	333,077	681,198	1,014,275	—	(36,157)	978,118

Operating income (loss)	43,917	(62,246)	(18,329)	—	36,157	17,828
Other income (expense), net:
Interest expense	(51,453)	(43,540)	(94,993)		43,540	(51,453)
Interest and other income	32,873		32,873		(6,778)	26,095
Other income (expense), net	1,504	315	1,819			1,819
Chapter 11 expenses	—	(15,552)	(15,552)	15,552		—

Income (loss) from continuing operations before income taxes	26,841	(121,023)	(94,182)	15,552	72,919	(5,711)
Income tax expense	(12,436)	2,132	(10,304)			(10,304)

Income (loss) from continuing operations	$14,405	$(118,891)	$(104,486)	$15,552	$72,919	$(16,015)

Income (loss) from continuing operations attributable to:
Limited partners	$16,110					$(13,705)
General partner	(1,705)					(2,310)

	$14,405					$(16,015)

Income (loss) from continuing operations per limited partnership unit:
Basic earnings:
Income from continuing operations per LP unit	$0.35					$(0.30)

Weighted average limited partnership units outstanding	46,185,348					46,185,348

Diluted earnings:
Income from continuing operations per LP unit	$0.35					$(0.30)

Weighted average limited partnership
Units and equivalent partnership units outstanding	49,973,982					49,973,982

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
Year Ended December 31, 2004

	Historical			Pro Forma Adjustments

	American Real				Pro Forma
	Estate				Adjustments
	Partners, L.P.				for WPS
	(Unaudited)	Westpoint		WPS Bankruptcy	Acquisition
	(Restated)	Stevens Inc.	Consolidated	Adjustment(6)	(3),(4)and(5)	Pro Forma

	(In thousands, except unit and per unit data)
Revenues:
Gaming	$470,836	$	$470,836	$	$	$470,836
Oil and gas	137,988		137,988			137,988
Real estate	60,366		60,366			60,366
Home furnishings	—	1,618,684	1,618,684			1,618,684

	669,190	1,618,684	2,287,874	—	—	2,287,874

Expenses:
Gaming	419,601		419,601			419,601
Oil and gas	104,935		104,935			104,935
Real estate	44,556		44,556			44,556
Home furnishings	—	1,621,694	1,621,694		(67,942)	1,553,752
General and administrative expenses	7,779		7,779			7,779
Acquisition costs	414		414			414
Restructuring and impairment charges	—	54,396	54,396			54,396

	577,285	1,676,090	2,253,375	—	(67,942)	2,185,433

Operating income (loss)	91,905	(57,406)	34,499	—	67,942	102,441
Other income (expense), net:
Interest expense	(61,765)	(78,263)	(140,028)		78,263	(61,765)
Interest and other income	53,531		53,531		(13,800)	39,731
Other income (expense), net	6,726	(7,826)	(1,100)			(1,100)
Chapter 11 expenses	—	(34,605)	(34,605)	34,605		—

Income (loss) from continuing operations before income taxes	90,397	(178,100)	(87,703)	34,605	132,405	79,307
Income tax expense	(18,312)	(5,175)	(23,487)			(23,487)

Income (loss) from continuing operations	$72,085	$(183,275)	$(111,190)	$34,605	$132,405	$55,820

Income (loss) from continuing operations attributable to:
Limited partners	$50,806					$34,865
General partner	21,279					20,955

	$72,085					$55,820

Income (loss) from continuing operations per limited partnership unit:
Basic earnings:
Income from continuing operations per LP unit	$1.10					$0.76

Weighted average limited partnership units outstanding	46,098,284					46,098,284

Diluted earnings:
Income from continuing operations per LP unit	$1.08					$0.76

Weighted average limited partnership
Units and equivalent partnership units outstanding	51,542,312					51,542,312

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
      On August 8, 2005, our indirect majority-owned subsidiary, WestPoint International, Inc., or WPI, consummated the purchase of substantially all the assets of WestPoint Stevens Inc., or WestPoint Stevens, a home fashions consumer products company, pursuant to an Asset Purchase Agreement, dated June 23, 2005, by and among WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc., Textile Co., Inc., WestPoint Stevens Inc., WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc., and J.P. Stevens Enterprises, Inc. The United States Bankruptcy Court for the Southern District of New York entered an order on July 8, 2005 approving the Asset Purchase Agreement and the sale of the assets pursuant to section 363 of the United States Bankruptcy Code.

(1)	Reflects additional investments made by us in WPI consisting of $187.0 million to purchase shares of WPI common stock, $32.9 million for the exercise of rights to purchase additional shares of WPI common stock and $2.6 million of acquisition costs, for a total of $222.5 million.
At June 30, 2005, we had an investment in WestPoint Stevens debt of $205.9 million which was converted into common stock.

(2)	Reflects purchase accounting acquisition adjustments to record a 32.3% minority interest in WPI, to record a reduction of $110.1 million to fixed assets and intangibles of WPI for the excess of the underlying net asset value of WPI over our basis in our investment in WPI, or negative goodwill, and to eliminate our $428.4 million investment in WPI.

(3)	Reflects the elimination of WestPoint Stevens interest expense as a result of the emergence from bankruptcy of WestPoint Stevens.

(4)	Reflects the elimination of interest income earned by us on our investment in WestPoint Stevens debt.

(5)	Reflects an adjustment to depreciation expense based upon WPI’s fixed asset values of WestPoint Stevens after its emergence from bankruptcy.

(6)	Reflects the elimination of Chapter 11 bankruptcy expenses related to the emergence from bankruptcy of WestPoint Stevens.
[remainder of page intentionally left blank; signature page follows]

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REAL ESTATE PARTNERS, L.P.
(Registrant)

By:	American Property Investors, Inc.

General Partner

By:	/s/ John P. Saldarelli

John P. Saldarelli
Vice President, Chief Financial Officer,
Secretary and Treasurer
Date: October 20, 2005